UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Bright Health Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AN INVITATION FROM BRIGHT HEALTH GROUP, INC.
Dear Fellow Stockholder:
We are pleased to invite you to the 2022 Annual Meeting of Stockholders of Bright Health Group, Inc., which will be held virtually on May 13, 2022, at 8:00 a.m. central time.
At Bright Health Group, we are focused on our mission of making health care right together. Our model is built on the belief that by connecting and aligning the best local resources in health care delivery with the financing of care, we can deliver better outcomes at a lower cost for all consumers.
In 2021, we achieved substantial growth, delivering $4 billion in Revenue, and reached the significant scale milestone of serving over one million health plan lives for the start of 2022. We also progressed on important foundational capabilities and established our NeueHealth business as a significant driver of our company’s differentiation. This level of growth, against the backdrop of a unique set of market conditions in 2021, created challenges that impacted our financial results relative to our expectations. Despite these challenges, we have conviction in our strategy to continue driving alignment and integration of care delivery and financing at the local level. We believe our larger base of business along with continued growth in 2022, affords us a tremendous platform to continue executing on our strategy and driving long-term shareholder value.
At the Annual Meeting, we will consider the matters described in the Notice of 2022 Annual Meeting of Stockholders and in the accompanying Proxy Statement. References in the Proxy Statement to the “Annual Meeting” also refer to any adjournments, postponements or changes in location of the Annual Meeting, to the extent applicable.
It is important that you use this opportunity to take part in the affairs of Bright Health by voting on the business to come before the Annual Meeting, and we urge you to read the Proxy Statement for information concerning the matters to be considered at the Annual Meeting.
Please Vote as Soon as Possible
This Proxy Statement contains important information, and you should read it carefully. Whether or not you plan to attend the Annual Meeting, we ask that you vote as soon as possible. You may vote by proxy via the Internet, telephone or by mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.

Bob Sheehy	G. Mike Mikan
Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
The 2022 annual meeting of stockholders (the “Annual Meeting”) of Bright Health Group, Inc. (“Bright Health”, the “Company”, “we”, “our”, or “us”) will be held on May 13, 2022 at 8:00 a.m. central time. There is no physical location for the meeting, but stockholders will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/BHG2022. The Annual Meeting will be held for the following purposes:
1.	to elect four Class I directors identified in the accompanying proxy statement to serve as directors of the Board of Directors of Bright Health;
2.	to ratify the appointment of Deloitte & Touche LLP as Bright Health’s independent registered public accounting firm for the year ending December 31, 2022;
3.	to approve, on a non-binding advisory basis, the compensation paid to our named executive officers for 2021;
4.	to approve, on a non-binding advisory basis, the preferred frequency of future advisory votes on executive compensation; and
5.	to transact other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.
The above matters are fully described in the accompanying proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.
Only stockholders of record at the close of business on March 16, 2022 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 13, 2022, at our principal executive offices at 8000 Norman Center Drive, Suite 1200, Minneapolis, Minnesota 55437.
Even if you plan to attend and participate virtually in the Annual Meeting, please vote by proxy via the Internet or telephone, or if you received paper copies of the proxy materials by mail, you can also vote via mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. Please vote as promptly as possible to ensure that your shares are represented. Even if you have voted your proxy, you may still vote electronically if you attend and participate in the Annual Meeting.
By Order of the Board of Directors

Jeff Craig
General Counsel and Corporate Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2022: The Notice of Annual Meeting, the proxy statement and our 2021 annual report are available free of charge at www.proxyvote.com/BHG and on our website at investors.brighthealthgroup.com.

PROXY STATEMENT TABLE OF CONTENTS
Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

GENERAL
This Proxy Statement is being furnished to the stockholders of Bright Health Group, Inc. (“Bright Health,” the “Company,” “we”, “our”, or “us”) in connection with the solicitation of proxies by its Board of Directors (the “Board”). The proxies are to be voted at our 2022 annual meeting of stockholders to be held virtually on Friday, May 13, 2022, at 8:00 a.m. central time (the “Annual Meeting”). We have adopted a completely virtual format for our Annual Meeting through a live webcast. We believe this format will provide a consistent experience to our stockholders and allow all stockholders to participate in the Annual Meeting regardless of location. You will not be able to attend the Annual Meeting physically. Stockholders who own shares of our common stock as of March 16, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Bright Health.
Beginning on April 15, 2022, we mailed proxy materials to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on the Record Date. The mailing contained instructions on how to access the proxy materials and vote online. We have also made these proxy materials available to you over the Internet in connection with the solicitation of proxies by our Board for the Annual Meeting.
Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
COMMONLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING
Q:	Why did I receive these materials?
The Board of Bright Health is soliciting your proxy to vote at our Annual Meeting (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Bright Health.
Householding. The rules of the U.S. Securities and Exchange Commission (the “SEC”) permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or Annual Meeting materials, as requested, to any stockholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or Annual Meeting materials, please contact Broadridge Financial Solutions, Inc., Householding Department at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-542-1061. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials.
Q:	What is a proxy?
A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy and a stockholder of record who is entitled to attend and vote at the Annual Meeting is entitled to appoint another person as its proxy to exercise all or any of its rights and to speak and vote at the Annual Meeting. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. G. Mike Mikan, our President and Chief Executive Officer, Catherine R. Smith, our Chief Financial and Administrative Officer and Jeff Craig, our General Counsel and Corporate Secretary, will serve as proxies for the Annual Meeting pursuant to the proxy card solicited by our Board.
A stockholder of record is entitled to appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to different ordinary shares). Such proxy need not be a stockholder of record, but must attend the Annual Meeting and vote as the stockholder of record instructs for such vote to be counted.

Q:	Who will be entitled to vote?
Stockholders who own shares of our common stock as of the Record Date, March 16, 2022, are entitled to vote at the Annual Meeting. As of the Record Date, Bright Health had 628,986,958 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q:	What will I be voting on?
You will be voting on:
1.	the election of four Class I director nominees listed in this Proxy Statement to serve on the Board until the 2024 Annual Meeting or until their successors are duly elected and qualified;
2.	the ratification of the appointment of Deloitte & Touche LLP as Bright Health’s independent registered public accounting firm for the year ending December 31, 2022;
3.	the approval, on a non-binding advisory basis, of the compensation of our named executive officers for 2021;
4.	the approval, on a non-binding advisory basis, of the preferred frequency of future votes on executive compensation; and
3.	any other business as may properly come before the meeting or any adjournment of the meeting.
Q:	How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of each of the Class I director nominees named in this Proxy Statement;
2.	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022;
3.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers for 2021; and
4.	ONE YEAR for the preferred frequency of future advisory votes on executive compensation.
Q:	How can I attend the Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/BHG2022 and providing your 16-digit control number. This number is included in the Notice or on your proxy card.
If you are a stockholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you were not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.
If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/BHG2022 for at least one year.

Q:	How do I cast my vote?
Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders. If you hold shares on the books of our transfer agent, you are a stockholder of record (also referred to as a registered stockholder). If you were a holder of record on the Record Date, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.
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TO VOTE BY INTERNET: To vote through the Internet, you may complete an electronic proxy card at www.proxyvote.com or scan the QR barcode on your proxy card. Proxies submitted via the Internet must be received by 11:59 p.m. EDT on May 12, 2022.

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TO VOTE BY PHONE: To vote by telephone, dial toll-free 800-690-6903 using any touch-tone telephone and follow the recorded instructions. Proxies submitted via the telephone must be received by 11:59 p.m. eastern time on May 12, 2022.

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TO VOTE BY MAIL: To vote by mail, you may mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received by 11:59 p.m. eastern time on May 12, 2022.

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TO VOTE DURING THE ANNUAL MEETING: If you held shares on the books of our transfer agent on the Record Date, you are a registered stockholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/BHG2022. You will need to log in by entering your unique 16-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials. Only one person will be able to log in with that unique 16-digit control number at any time. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting, but you will need to obtain a legal proxy from the broker, trustee or other nominee through which you hold your shares in order to vote them electronically during the Annual Meeting.

However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.
Q:	Can I access the proxy materials electronically?
Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:
1.	view our proxy materials for the Annual Meeting on the Internet; and
2.	instruct us to send our future proxy materials to you electronically by e-mail.
Instead of receiving future copies of our proxy statements and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:	How may I change or revoke my proxy?
Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:
1.	delivering written notice of revocation to the General Counsel and Corporate Secretary at our principal executive offices at 8000 Norman Center Drive, Suite 1200, Minneapolis, Minnesota 55437;
2.	submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or
3.	voting via the Internet at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 – ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon is required to elect each director nominee named herein. This means that the four director nominees receiving the highest number of shares voted FOR them at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Shares voted WITHHELD and “broker non-votes” will not impact the election of the director nominees.
PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve this item, thus the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST or ABSTAIN. Abstentions will be counted as present and entitled to vote on this proposal and will therefore have the effect of a vote against this proposal. As described below, brokerage firms can vote your uninstructed shares on this proposal at their discretion. We do not expect there to be any “broker non-votes” with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.
PROPOSAL 3 – ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve this item, thus the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST or ABSTAIN. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a vote against this proposal. A “broker non-vote” will have no effect on the outcome of this proposal.
PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF FUTURE “SAY-ON-PAY” VOTES
For this proposal, the proxy card provides stockholders with the opportunity to choose among four options: 1 YEAR, 2 YEARS, 3 YEARS, or ABSTAIN. This proposal requires approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting (i.e., affirmative votes for one of the three substantive options (1 YEAR, 2 YEARS, or 3 YEARS) must exceed the votes for the other options and abstentions combined); however because this proposal has three possible substantive responses and is advisory in nature, if none of the frequency alternatives receives a majority vote, then the Board will consider stockholders to have approved the frequency selected by holders of a plurality of the shares represented in person or by proxy and entitled to vote at the Annual Meeting for purposes of considering the frequency with which to hold future “Say-on-Pay” votes. Abstentions and broker non-votes will have no effect on the vote.
Q:	What is a “broker non-vote”?
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokerage firms have the authority under the New York Stock Exchange (the “NYSE”) rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The ratification of the appointment of Deloitte as our independent auditors is considered a “routine” matter for which brokerage firms may vote shares for which they did not receive instructions from beneficial owners. All other items on this year’s ballot are “non-routine” matters under the NYSE rules for which brokers may not vote absent voting instructions from the beneficial owner.
Q:	When will the results of the vote be announced?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q:	What is the deadline for submitting a stockholder proposal or director nomination for the 2023 Annual Meeting?
To submit a stockholder proposal pursuant to SEC Rule 14a-8 for inclusion in Bright Health’s proxy statement and form of proxy for the Bright Health’s 2023 annual meeting of stockholders, to be held in 2023, such proposal must be submitted in compliance with Rule 14a-8 and be received by Bright Health at our principal executive offices at

8000 Norman Center Drive, Suite 1200, Minneapolis, Minnesota 55437 no later than the close of business on December 16, 2022. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not to be included in Bright Health’s proxy materials) must provide written notice of such nomination or proposal to the Corporate Secretary at Bright Health’s principal executive offices no later than the end of day on February 12, 2023 and not earlier than the close of business on January 13, 2023, assuming Bright Health does not change the date of the 2023 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting. If so, Bright Health will release an updated time frame for stockholder proposals. Any director nomination or stockholder proposal must comply with the other provisions of Bright Health’s Amended and Restated Bylaws (our “Bylaws”) and be submitted in writing to the Corporate Secretary at Bright Health’s principal executive offices.
In addition to satisfying the above requirements under our Bylaws, to comply with the universal proxy rules (once effective) stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 14, 2023.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL 1 – ELECTION OF DIRECTORS
The size of our Board is currently set at 12, with Naomi Allen, Matthew G. Manders, Adair Newhall and Andrew Slavitt currently serving as Class I directors until the Annual Meeting; Stephen Kraus, Jeffery R. Immelt, Linda Gooden and Manuel Kadre currently serving as Class II directors until the 2023 annual meeting of stockholders; and G. Mike Mikan, Mohamad Makhzoumi, Robert J. Sheehy and Kedrick D. Adkins currently serving as Class III directors until the 2024 annual meeting of stockholders. Our amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, our Board will initially be classified and will transition to an annually elected board through a gradual phase-out process that will be completed by 2024. At the 2024 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the conclusion of the 2024 annual meeting of stockholders, the Board will no longer be classified under Section 141(d) of the Delaware General Corporation Law and directors shall no longer be divided into three classes.
As a young public company, we believe that our Board’s classified structure provides enhanced continuity in business strategies and policies. Under the current system, after each election, at least two-thirds of the Board will have had prior experience and familiarity with our business, which is beneficial for long-term strategic planning and oversight of our operations. We believe that maintaining a classified board structure in the near term and gradually phasing to an annually elected board balances the need for stockholders to express their opinions on the Board’s performance with the need for our directors for focus on our long-term success and maximize value for our stockholders.
Our Board recommends that the nominees below be elected as Class I directors of the Board at the Annual Meeting:
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Naomi Allen	I	48	Director	2020	2022	2024
Matthew G. Manders	I	60	Director	2022	2022	2024
Adair Newhall	I	43	Director	2017	2022	2024
Andrew Slavitt	I	55	Director	2021	2022	2024
A biography is included for each nominee beginning on page 10. The Nominating and Corporate Governance Committee recommended that the Board nominate each nominee for election, and the Board recommends the election of each nominee.
There are no family relationships among our directors and director nominees, or between our directors, director nominees and executive officers.
All of the nominees are willing to serve as directors but, if before the Annual Meeting any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our Board. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat. The Board has no reason to believe that any such nominees will be unable or unwilling to serve. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the Class I director nominees named herein.
VOTING RECOMMENDATION

The Board recommends that you vote “FOR” each of the Class I director nominees.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm in the US and to audit our financial statements for the fiscal year ending December 31, 2022. The Audit Committee has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. Information concerning the services performed by Deloitte & Touche LLP and the fees for such services for 2021 and 2020 are set forth below under “Fees Billed by Deloitte & Touche LLP.” Although ratification is not required by our Bylaws or otherwise, as a matter of good corporate governance, the Audit Committee has determined to submit its selection of Deloitte & Touche LLP to stockholders for ratification.
A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
If Bright Health’s stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte as our independent registered public accounting firm if it is determined that it is in Bright Health’s best interests to do so.
The Audit Committee and Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders at this time.
VOTING RECOMMENDATION

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2022.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2021
Pursuant to Section 14A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting a proposal to our stockholders for a non-binding advisory vote to approve the compensation of our named executive officers for 2021 as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers.
As described more fully in the Compensation Discussion and Analysis section elsewhere in this Proxy Statement, the guiding principles of our compensation policies and decisions include aligning each executive's compensation with our company's business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Our overriding executive compensation philosophy is clear and consistent—we pay for performance. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans and the long-term performance of our ordinary shares.
Before casting your vote, we urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation and Human Capital Committee (the “Compensation Committee”) and the Board believe that our compensation practices effectively implement our guiding principles.
This say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement.
This say-on-pay vote is advisory only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.
VOTING RECOMMENDATION

The Board recommends that you vote “FOR” the advisory vote to approve named executive officer compensation for 2021.

PROPOSAL 4 – NON-BINDING ADVISORY VOTE TO APPROVE THE PREFERRED FREQENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION
As described in Proposal 3 above, in accordance with Exchange Act Section 14A, our stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program for 2021, also known as a say-on-pay vote. As required by Exchange Act Section 14A, this Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or a special stockholder meeting for which our company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, stockholders may vote, on a non-binding basis, to have the say-on-pay vote every year, every two years or every three years. In addition, stockholders may abstain from voting on this Proposal 4. Exchange Act Section 14A requires us to hold an advisory vote on the frequency of the say-on-pay vote at least once every six years.
We believe that say-on-pay votes should be conducted every year so that stockholders can provide us with direct and timely input on our executive compensation program. While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually and holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation before the following year's annual general meeting of stockholders.
Please note that this vote is advisory and not binding on our company or the Board in any way. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide now or in the future that it is in the best interests of our stockholders and our Company to hold an advisory vote on executive compensation on a different frequency than the frequency receiving the most votes cast by our stockholders.
VOTING RECOMMENDATION

The Board recommends that you vote “ONE YEAR” as the preferred frequency of future advisory votes on executive compensation.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
Our business and affairs are managed under the direction of our Board. Our Board currently consists of 12 members. Our amended and restated certificate of incorporation provides that our Board will initially be classified and will transition to an annually elected Board through a gradual phase-out process. At the 2024 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the conclusion of the 2024 annual meeting of stockholders, the Board will no longer be classified and directors shall no longer be divided into three classes.
Presented below is information with respect to our four Class I director nominees to be elected as directors at this year's Annual Meeting, our Class II directors and our Class III directors. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should serve on the Board.
Class I Director Nominees to Serve for a Two-Year Term Expiring at the 2024 Annual Meeting
Naomi Allen, age 48, has served as a director since February 2020. Since October 2019, Ms. Allen has served as the Chief Executive Officer and Co-founder of Brightline, Inc. From April 2018 until October 2019, Ms. Allen served as the Chief Growth Officer at Livongo Health, Inc., overseeing key strategic growth initiatives. Prior to Livongo Health, Inc., Ms. Allen was a category designer at Play Bigger from February 2017 to April 2018. Prior to joining Play Bigger, Ms. Allen was on sabbatical from December 2015 until February 2017, and also held various executive positions at Castlight Health, Inc. from April 2008 until December 2015.
We believe Ms. Allen contributes to our Board because of her experience advising healthcare companies as an executive officer.
Matthew G. Manders, age 60, has served as a director since March 2022. Mr. Manders served as the president of Cigna Corporation’s (“Cigna”) Government and Solutions organization from January 2021 through December 2021, building on his successful 30-plus-year career with the company. From November 2018 to January 2021, Mr. Manders served as the President of Cigna’s Strategy and Solutions organization. Prior those roles, he served as Cigna’s President of Government & Individual Programs & Group Insurance from February 2017 to November 2017, and as President US Markets from June 2014 to February 2017. Mr. Manders has served as a Trustee of Eisenhower Fellowships since 2013, is the Chair of its Administration and Finance Committee, and is a member of its Audit, Compensation and Executive Committees.
We believe Mr. Manders contributes to our Board because of his financial expertise and his experience supervising healthcare companies as an executive officer.
Adair Newhall, age 43, has served as a director since May 2017. Mr. Newhall is a Partner at Greenspring Associates, where he has served in various position since January 2015. Prior to Greenspring Associates, Mr. Newhall served as a principal at Domain Associates, LLC from August 2009 until December 2014. Prior to joining Domain Associates, LLC, Mr. Newhall worked in the business development group at Esprit Pharma, Inc., where he assisted with multiple product acquisitions and the subsequent sale of the company to Allergan plc. Before that, Mr. Newhall worked at ESP Pharma, Inc., which was acquired by PDL BioPharma, Inc. Mr. Newhall currently serves on the Board of Crown Laboratories, Inc. and is a board observer at Aetion, Inc. and Paladina Health LLC.
We believe Mr. Newhall contributes to our Board through his experience investing in and advising healthcare companies, as well as his experience as a director of companies.
Andrew Slavitt, age 55, has served as a director since August 2021. He previously served as a director of the Company form April 2018 until January 2021, when he was appointed as President Biden’s White House Senior Advisor for the COVID-19 response effort. Mr. Slavitt is the founder and General Partner of Town Hall Ventures, which invests in healthcare innovations in vulnerable communities, a position he has held since 2018. Prior to that, he served as the Acting Administrator for the Centers for Medicare & Medicaid Services from 2015 to 2017, and as Group Executive Vice President of Optum, UnitedHealth Group's health services platform, from 2012 to 2014. From 2006 through 2011, Mr. Slavitt was the CEO of OptumInsight (formerly Ingenix), a UnitedHealth Group subsidiary. He serves on the Board of Directors of private companies Cityblock Health, Inc. and Equality Health, LLC, is

co-chair of the Future of Healthcare Initiative at the Bipartisan Policy Center, and previously served as a director of Capella Education Company, an education services company (formerly Nasdaq: CPLA). Mr. Slavitt received his MBA from Harvard Business School and Bachelor of Arts and Bachelor of Science degrees from the University of Pennsylvania.
Mr. Slavitt brings to our Board of Directors extensive executive and leadership experience in the healthcare industry. His leadership at Centers for Medicare & Medicaid Services and within the healthcare insurance industry provides a valuable perspective to our Board.
Class II Directors – Terms expire in 2023
Linda Gooden, age 69, has served as a director since November 2020. Ms. Gooden has served over 30 years in various senior leadership roles with Lockheed Martin Corporation (“Lockheed”), most recently as Executive Vice President, Information Systems & Global Solutions (“IS&GS”) from 2007 to 2013. Under her leadership as Executive Vice President of IS&GS, Lockheed expanded systems integration, security and transformation capabilities beyond government customers to international and commercial markets. She also served as Lockheed’s Deputy Executive Vice President, Information and Technology Services from October to December 2006 and its President, Information Technology from 1997 to December 2006. In her role as President of Lockheed’s IT division, Ms. Gooden founded and grew the business over a 10-year period to become a multi-billion dollar business. In the past eight years, Ms. Gooden has served on the Board of General Motors Company, The Home Depot, Inc., Automatic Data Processing, Inc., WGL Holdings, Inc. and Washington Gas & Light Company, a subsidiary of Alta Gas.
We believe that Ms. Gooden contributes to our Board her executive and boardroom experience at numerous publicly-held companies and her extensive experience with information technology and information security matters.
Jeffery R. Immelt, age 66, has served as a director since April 2020. Since 2018, Mr. Immelt has served as a venture partner on the technology and healthcare investing teams for New Enterprise Associates, a venture capital firm. From 2001 to 2017, Mr. Immelt served as the Chairman and Chief Executive Officer of General Electric Company. Mr. Immelt joined General Electric in 1982 and held various roles within the company before assuming his position as Chief Executive Officer. Mr. Immelt currently serves on the boards of Collective Health, Inc., Twilio Inc., where he is also a member of the compensation committee, Desktop Metal, Inc., where he is also a member of the audit committee, and Bloom Energy Cooperation, where he is also a member of the audit committee.
We believe Mr. Immelt contributes to our Board his executive and boardroom experience at numerous publicly-held companies.
Manuel Kadre, age 56, has served as a director since November 2020. Mr. Kadre is Chairman and Chief Executive Officer of MBB Auto Group, a premium luxury retail automotive group with a number of dealerships in the Northeast, a position he has held since 2012. Prior to his current role, Mr. Kadre was the Chief Executive Officer of Gold Coast Caribbean Importers, LLC from July 2009 until 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary, for CC1 Companies, Inc., a distributor of beverage products in markets throughout the Caribbean. Mr. Kadre is currently a member of the board of directors of Florida Free Trade Area of the Americas, Miami International Airport Blue Ribbon Aviation Panel and Florida Self-Insurers Guaranty Association, and is Chairman of the United Way Alexis de Tocqueville Society. Mr. Kadre serves as Chairman of the Board of Republic Services, Inc. and serves on the boards of directors of The Home Depot, Inc., Mednax Services, Inc. and the Board of Trustees of the University of Miami.
We believe Mr. Kadre contributes to our Board his significant chief executive and senior management experience leading large companies, as well as his experience as a director of companies, including service as chairman and lead independent director of three public companies.
Stephen Kraus, age 45, has served as a director since March 2016. Mr. Kraus has served as an investment professional at Bessemer Venture Partners, a venture capital firm, since 2004 and has been a partner since 2011. Mr. Kraus currently serves on the boards of directors of various privately held companies, including but not limited to Ginger.io, Inc., Welltok, Inc., Artemis Health Inc. and Recover Together, Inc. (dba Groups). Mr. Kraus also serves as an advisor to various organizations, including but not limited to Boston Children’s Hospital and the Harvard Business School's Center for Entrepreneurship, and on the investment committees of various organizations, including but not limited to Blue Cross Blue Shield of Massachusetts.

We believe Mr. Kraus is qualified to serve on our Board due to his experience as a venture capitalist and his service on the boards of directors of other healthcare companies.
Class III Directors – Terms expire in 2024
Robert J. Sheehy, age 64, is one of our co-founders and served as Chief Executive Officer from September 2015 until April 2020, and has served as our Executive Chairman since April 2020. From 1986 to 2008, Mr. Sheehy held various executive positions at UnitedHealth Group, Inc., including as Chief Executive Officer of UnitedHealthcare, Inc. Mr. Sheehy currently serves on the Board of Directors for Radiology Partners, Inc. and the University of Michigan Health System. Following UnitedHealth Group, Inc. Mr. Sheehy served as an Operating Partner at Genstar Capital LLC, an Executive Partner at Flare Capital Partner, and a Strategic Advisor at Cimarron Healthcare Capital. Mr. Sheehy also continues to serve as an Executive Partner at Flare Capital Partners and a Strategic Advisor to Cimarron Healthcare Capital.
We believe that Mr. Sheehy brings leadership and a wealth of experience in healthcare to the Board, as well as knowledge of regulations and issues facing healthcare providers and medical companies.
G. Mike Mikan, age 51, has served as our Chief Executive Officer and President since April 2020. Mr. Mikan joined as our Vice Chairman and President in January 2019. Prior to joining Bright Health, Mr. Mikan served as Chairman and Chief Executive Officer of Shot-Rock Capital, LLC, a private investment firm, from January 2015 until December 2018. From January 2013 until December 2014, he served as President of ESL Investments, Inc. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, he served in various executive positions at UnitedHealth Group, Inc., including as Chief Financial Officer and as Chief Executive Officer of UnitedHealth Group’s Optum subsidiary. Mr. Mikan serves as a director of AutoNation, Inc. and Princeton Private Investments Access Fund, and as a Trustee of Ellington Income Opportunities Fund.
We believe that Mr. Mikan contributes to our Board his management experience and expertise in the healthcare sector.
Kedrick D. Adkins Jr., age 69, has served as a director since February 2020. Mr. Adkins served as the Chief Financial Officer for the Mayo Clinic from 2014 through his retirement at the end of 2017. He also served as the President of Integrated Services of Trinity Health Care from 2007 to 2014. Prior to his service at Trinity Health Care, Mr. Adkins had a 30-year tenure at Accenture, a global management consulting firm. Mr. Adkins is a certified public accountant. Mr. Adkins currently serves as a director and member of the audit committee for ProAssurance Corporation. Mr. Adkins currently serves on the Advisory Board of Welsh, Carson, Anderson & Stowe, an investment firm specializing in healthcare and technology, and the board of directors for CHRISTUS Health, the University of Michigan Hospital System, and Medical Memory, a medical technology startup.
We believe Mr. Adkins contributes to our Board his experience as an executive at major healthcare companies as well as his experience in boardrooms for healthcare companies.
Mohamad Makhzoumi, age 42, has served as a director since March 2016. Mr. Makhzoumi is a General Partner and Head of Global Healthcare at New Enterprise Associates, where he has served in various positions since 2005. Prior to joining New Enterprise Associates, Mr. Makhzoumi served as an associate at Summit Partners, L.P. and as an analyst at UBS Group AG, concentrating on leveraged finance and sponsor-led transactions. Mr. Makhzoumi currently serves on the board of directors of private companies Aetion, Inc., American Pathology Partners, Inc., Collective Health, Inc., Comprehensive Pharmacy Services, Inc., Nuvolo Technologies Corp, and Radiology Partners, Inc.
We believe Mr. Makhzoumi contributes to our Board his extensive experience investing in and advising healthcare companies, as well as his experience as a director of companies.
Corporate Governance
Our business and affairs are managed under the direction of our Board. Our Board currently consists of 12 directors divided into three classes. The Board and its committees meet throughout the year on a set schedule and hold special meetings and act by written resolution from time to time, as appropriate. We closed our initial public offering (“IPO”) in June 2021. For the year ended December 31, 2021, our Board held 10 meetings. Our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committees held five, four, and one meeting(s), respectively, during 2021. In 2021, each director attended 100% of the meetings of the Board during such director’s tenure and substantially all of the total number of meetings held by any of the committees of the Board on which the director served. Members of our Board are encouraged to attend our annual meetings of stockholders. We did not hold an annual meeting of stockholders last year.
Board Leadership Structure
Our Board is led by Mr. Sheehy, the Executive Chairman of the Board. Mr. Kadre, our Lead Director, provides effective independent oversight of management. Our Board selects its Chairperson and Company’s Chief Executive Officer in the manner it considers in the best interests of the Company, and thus has no policy with respect to the separation of the offices of Chairperson and Chief Executive Officer. During 2021, our Executive Chairman did not serve as our chief executive officer. The Board believes that this issue should be considered periodically as part of the succession planning process, however, and that it is in the best interests of our company to make a determination regarding this issue each time it appoints a new Chief Executive Officer. Accordingly, the Board may determine that it is appropriate in the future to combine the roles of Chairperson and Chief Executive Officer.
When the Chairperson of the Board is not independent, our Board elects a Lead Director. The Lead Director helps coordinate the efforts of the independent and non-management directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management. The Lead Director presides at Board meetings at which the Chairperson is not present and, among other things, collaborates with our Chief Executive Officer on Board matters, and acts as a liaison between the independent directors, on one hand, and stockholders or the Chairperson, on the other.
Role of Board of Directors in Risk Oversight
The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors.
Committees of the Board of Directors
The standing committees of our Board consist of an Audit Committee, a Compensation and Human Capital Committee and a Nominating and Corporate Governance Committee.
Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit, the Compensation, and the Nominating and Corporate Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The internal audit function reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.
Audit Committee
The members of our Audit Committee are Kedrick Adkins, who serves as the Chair, Manuel Kadre and Linda Gooden, each of whom qualifies as an independent director under the NYSE corporate governance standards and independence requirements of Rule 10A-3 of the Exchange Act. Our Board has determined that Kedrick D. Adkins, Manuel Kadre and Linda Gooden each qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
The purpose of the Audit Committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board in overseeing and monitoring (1) the quality and integrity of our financial statements, including oversight of our accounting and financial reporting processes, internal controls and financial statement audits, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications, performance and independence, (4) our corporate compliance program, including our code of conduct and anti-corruption compliance policy, and investigating possible violations thereunder, (5) our risk management policies and procedures and (6) the performance of our internal audit function.
Our Board has adopted a written charter for the Audit Committee, which is available on our website investors.brighthealthgroup.com.

Compensation and Human Capital Committee
The members of our Compensation Committee are Jeffery R. Immelt, who serves as the Chair, Mohamad Makhzoumi and Manuel Kadre, each of whom meets the NYSE’s independence requirements applicable to compensation committee members.
The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to, among other things, (1) setting our compensation program and the compensation of our executive officers and directors, (2) administering our incentive and equity-based compensation plans and (3) preparing the Compensation Committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our Board has adopted a written charter for the Compensation Committee, which is available on our website investors.brighthealthgroup.com.
Compensation Committee Interlocks and Insider Participation
None of our current or former executive officers or employees currently serves, or has served during our last completed fiscal year, as a member of our Compensation Committee and, during that period, none of our executive officers served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a member of our Board. No member of our Compensation Committee has a material interest in any transaction described in the section titled “Certain Relationships and Related Party Transactions” below.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Manuel Kadre, who serves as the Chair, Stephen Kraus and Naomi Allen, each of whom qualifies as an independent director.
The purpose of our Nominating and Corporate Governance Committee is to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new board members, consistent with criteria approved by the Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (3) identifying board members qualified to fill vacancies on any committee of the Board and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board corporate governance principles applicable to us, (5) overseeing the evaluation of the Board and management and (6) handling such other matters that are specifically delegated to the committee by the Board from time to time.
Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website investors.brighthealthgroup.com.
Director Independence
Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an independent director. Each other director will qualify as independent only if our Board affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.
The Board has affirmatively determined that each of our directors, other than G. Mike Mikan and Robert J. Sheehy, qualifies as independent in accordance with the NYSE rules. In making its independence determinations, our Board considered and reviewed all information known to it (including information identified through directors’ questionnaires).
Background and Experience of Directors; Board Diversity
In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending for the Board’s selection those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be set forth in any stockholders agreement or investor rights agreement to which the Company is party.

The Nominating and Corporate Governance Committee is expected to consider (a) minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, service on other boards of directors or similar governing bodies of public or private companies or committees thereof, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.
The Board is expected to monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.
Stockholder Communications Policy
Stockholders and other interested parties may communicate directly and confidentially with the Board or the independent directors by sending a letter addressed to the intended recipients, c/o Corporate Secretary, 8000 Norman Center Drive, Suite 1200, Minneapolis, Minnesota 55437. The secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Bright Health (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded.
Stockholder Recommendations of Director Candidates
Stockholders who would like to recommend a director candidate for consideration by our Nominating and Corporate Governance Committee must send notice to Bright Health Group, Inc., Attn: Corporate Secretary, 8000 Norman Center Drive, Suite 1200, Minneapolis, Minnesota 55437, by registered, certified or express mail, and provide us with a brief biographical sketch of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of the stock ownership of the person recommending such candidate. The Nominating and Corporate Governance Committee or its chair will then consider the recommended director candidate in accordance with the same criteria applied to other director candidates, including those described in our corporate governance guidelines and the charter of the Nominating and Corporate Governance Committee.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in any transactions (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan without first obtaining pre-clearance from our General Counsel or his or her designee. None of our executive officers or directors pledged any of our securities during 2021.
Code of Conduct
We have adopted a Code of Conduct applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is available on our website, investors.brighthealthgroup.com. If we ever were to amend or waive any provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our website set forth above rather than by filing a Current Report on Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation for the fiscal year ended December 31, 2021, which we also refer to as 2021.
We have provided this information for each person who served as our principal executive officer, our principal financial officer and our three most highly compensated executive officers employed in 2021 (other than our principal executive officers and our principal financial officer), all of whom we refer to collectively as our Named Executive Officers.
Our Named Executive Officers for 2021 were:
•	G. Mike Mikan, President and Chief Executive Officer
•	Cathy Smith, Chief Financial and Administrative Officer
•	Keith Nelsen, Former General Counsel and Corporate Secretary(1)
•	Simeon Schindelman, Former Chief Executive Officer — Bright HealthCare(2)
•	Sam Srivastava, Chief Executive Officer — NeueHealth
Executive Summary
Our mission – Making Healthcare Right. Together. – is built on the belief that by connecting and aligning the best local resources in healthcare delivery with the financing of care, we can deliver better outcomes, at a lower cost, for all consumers. Bright Health Group is building a truly unique model that we believe will transform how healthcare is delivered. We believe when healthcare is delivered in a Fully Aligned and Integrated Care model, we can bend the cost curve and, most importantly, enhance value for both consumers and providers.
Business Highlights
We achieved substantial growth in 2021.
•	Revenue: our revenue in 2021 increased from $1.2 billion to $4.0 billion, a 233% increase from 2020.
•
Bright HealthCare Consumers Served: increased 251% from approximately 207,000 at the end of 2020 to over 727,000 by the end of 2021 and, effective January 1, 2022, we are serving over one million health plan lives.

•	NeueHealth Value-Based Patients: increased 731% from 21,126 at the end of 2020 to 175,587 at the end of 2021.
The meaningful revenue and membership growth we delivered in 2021, however, outpaced our operational and system capabilities. Unique factors in 2021, including the ongoing COVID-19 pandemic and our large group of new members without risk scores, combined with scaling up our organizational capabilities and enterprise technologies, impacted our results more significantly than anticipated. Despite these challenges, we believe our larger base of business along with continued growth into 2022 provides a solid platform to continue executing on our strategy and we have taken, and continue to take, specific actions to focus the Company, improve our systems and processes, and drive toward profitable growth.
We believe that the actions we have taken, coupled with Company and industry factors that we believe will positively impact us in 2022, will lead to improved performance. These Company and industry factors include, among others, the scale and diversification of our membership, our high rate of membership retention, a normalized 2022 special enrollment period, and a reduced operational backlog, all of which we expect will allow us to better manage population risk, reduce volatility, and increase member engagement. We also believe that if the acuity of COVID-19 cases decreases in 2022, our corresponding costs will be more manageable.
Executive Compensation Highlights
As described more fully below, we endeavor to create and maintain compensation programs that reward performance and serve to align the interests of our executive officers and stockholders, while also attracting, retaining, and
[1]	Mr. Nelsen stepped down from his role as General Counsel and Corporate Secretary on March 18, 2022, and will retire on June 30, 2022.
[2]	Mr. Schindelman left the Company on March 11, 2022.

incentivizing a highly talented, deeply qualified, and committed team of executive officers in a highly competitive business environment characterized by rapidly changing market requirements and the emergence of new market entrants.
•	Market Based Base Pay: our base pay increases were consistent with similarly situated companies and designed to attract and retain highly talented executives.
•
Long-Term Performance Based Equity Grants with Significant Stretch Hurdles: our Special IPO Grants (as defined below) may only be realized, if at all, upon achievement of sustained, long-term superior financial and operational performance results.

•
Reasonable Annual Incentive Plan Awards: although we significantly exceeded the revenue, health plan membership, and operational targets in our Annual Incentive Plan, we fell short on our medical cost ratio and other financial targets. As a result, our executives received less than their target amounts.

Highlights of Executive Compensation Practices
•
Pay for Performance: one of the primary objectives of our executive compensation program is to align our executive officers' pay with our financial performance and the performance of our common stock. We achieve this with the design of our annual incentive plan and our equity-based long-term incentive awards, which provide a significant portion of our Named Executive Officers’ total compensation opportunity.

•	Risk Mitigation:
✔	our compensation decisions are based on market-based data of similarly situated companies;
✔	we employ a variety of short and long-term performance metrics to discourage pursuit of any one metric to the detriment of others;
✔	our clawback policy provides for potential recoupment of both cash and equity executive compensation in the event of triggering events;
✔	our stock ownership and trading guidelines for executive officers and Board members increases alignment with our stockholders; and
✔	our prohibition on hedging Company securities discourages misalignment between our executives and the Company and its stockholders.
Compensation Philosophy and Objectives
As a healthcare company, we operate in a highly competitive business environment, which is characterized by rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services and demonstrate an ability to quickly identify and capitalize on new business opportunities. We recognize that our success in this environment is in large part dependent on our ability to attract and retain talented employees. Therefore, we maintain, and intend to modify as necessary, an executive compensation and benefits program designed to attract, retain, and incentivize a highly talented, deeply qualified, and committed team of executive officers to share our vision and desire to work toward these goals.
We endeavor to create and maintain compensation programs that reward performance and serve to align the interests of our executive officers and stockholders. Pursuant to our compensation philosophy, as approved by our Board, we seek to attract, retain and engage the best talent by:
•	Fostering a pay-for-performance culture, where compensation is directly linked to company and individual goal achievement;
•
Providing “Total Rewards” (which includes compensation, benefits, work-life balance, recognition, and perquisites) that are competitive with the external market and reward performance that supports our mission, vision and values (Be Brave. Be Brilliant. Be Accountable. Be Inclusive. Be Collaborative.);

•	Awarding equity compensation that supports sustained performance and growth and aligns with the long-term interests of our stockholders; and
•	Ensuring equal pay for work of equal value, so that differences in pay are based on factors such as job, experience, education, performance and location.

Our Compensation Committee has continued to be guided by this philosophy. We intend to continue to evaluate our philosophy and objectives and compensation programs as circumstances require, and, at a minimum, our Compensation Committee will review our executive compensation philosophy and objectives annually.
Process for Setting Compensation
Role of Compensation Committee and Management Team
Prior to our IPO, our Board was responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements with our Chief Executive Officer and other Named Executive Officers. After our IPO, the Compensation Committee became responsible for these matters.
Initial Compensation. The initial compensation arrangements with our executive officers, including the Named Executive Officers, were negotiated with each individual executive officer by our Chief Executive Officer, except with respect to his own compensation, with the oversight and final approval of our Board, or Compensation Committee, as applicable. Our Chief Executive Officer’s initial compensation arrangement was determined by our Board. Generally, the focus of these arrangements has been to recruit skilled individuals to help us execute our strategy, while achieving our financial growth goals and obtaining the level of talent and experience needed to further the growth of our company.
Annual Compensation Review. Prior to our IPO, our Board reviewed, and thereafter, our Compensation Committee, reviews the compensation levels for our executive officers annually. For executive officers other than our Chief Executive Officer, our Board or Compensation Committee, as applicable, has historically considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends changes to base salary, target levels for cash incentive awards, and advises our Board regarding the executive compensation program’s ability to attract, retain and motivate talented executive officers. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as the performance of our business. Our Board, or our Compensation Committee, as applicable, considers our Chief Executive Officer’s recommendations, but may adjust components of compensation up or down as it determines in its discretion, and approves the specific compensation for all the executive officers. In connection with its annual review and any reviews that occur during the fiscal year, our Board, or Compensation Committee, as applicable, also recommends any equity compensation to be awarded to our executive officers. Since June 2021, authority to make all compensation decisions for our executive officers rests with our Compensation Committee. Our Chief Executive Officer and other members of management make recommendations to our Compensation Committee for their consideration when determining compensation for our executive officers.
Role of Compensation Consultant
In March 2021, our Compensation Committee engaged Willis Towers Watson (“WTW”) as its executive compensation consultant to advise on the establishment and review of our compensation programs, related policies and marketplace compensation trends. The Compensation Committee reviewed the independence of WTW under NYSE and SEC rules. Based on its review and information provided by WTW regarding the provision of its services, fees, policies and procedures, presence (if any) of any conflicts of interest, ownership of Bright Health stock, and other relevant factors, the Compensation Committee concluded that the work of WTW has not raised any conflicts of interest and deemed them to be an independent advisor to the Compensation Committee. Although we have no current plans to effect any material changes to our executive compensation program, we expect that the direction, emphasis and components of our program and the associated processes and procedures for implementing our program will continue to evolve as we gain experience operating as a public company.
Use of Competitive Data
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee established market pay references using multiple third party published surveys including:
•	Equilar Top 25 Executive Compensation Survey
•	Mercer IHP and Executive Compensation Survey

•	Radford Technology & Life Sciences Database
•	Willis Towers Watson Executive Compensation Survey
For each Named Executive Officer, the Compensation Committee sets annual base salary and the target level of annual and long-term incentives, with the intention that such target amounts, together with base salary, provide market competitive total annual target compensation. The target compensations levels for our Named Executive Officers are not intended to align with a specific percentile of the market surveys. These comparisons are part of the total mix of information used to evaluate base salary, short-term and long-term incentive compensation for each Names Executive Officer.
During 2021, the Compensation Committee conducted an evaluation of potential peer companies and determined that there were not a sufficient number of public companies that were comparable to Bright Health in terms of both industry/sector and company size. Many of the potential peers were new public companies with limited or incomplete disclosure on officer compensation. Other potential peers were either significantly larger or smaller than Bright Health in terms of key scope factors such as revenues, total employees and enterprise value.
While the Compensation Committee did not establish a peer group for 2021, with input from our independent compensation consultant, the Compensation Committee intends to again evaluate whether an appropriate officer compensation peer group can be established for any market-based analysis conducted during 2022.
Executive Compensation Practices
We incorporated the following principles of good governance when making decisions on compensation for the Named Executive Officers in 2021.
•
Pay-for-performance: A significant portion of the total compensation for our Named Executive Officers is designed to encourage the executives to remain focused on both our short-term and long-term operational success and to reward outstanding individual performance.

•
Align Incentives with Stockholders: Our executive compensation program is designed to focus our Named Executive Officers on our key strategic, financial and operational goals that will translate into long-term value-creation for our stockholders.

•	Limited perquisites: We provide limited, reasonable perquisites that we believe are consistent with our overall compensation philosophy.
•
No Internal Revenue Code (“IRC”, the “Code”) Sections 280G or 409A tax gross-ups: We do not provide IRC Sections 280G or 409A tax gross-ups under our change in control provisions or deferred compensation programs.

•	No supplemental retirement plans: We do not maintain any supplemental retirement plans.
In addition, we have adopted an incentive compensation clawback policy applicable to our Named Executive Officers as described below in the subsection entitled “Clawback Policy.”

Elements of 2021 Compensation Program
The primary elements of our executive compensation program are base salary, annual cash incentive, equity-based compensation and certain employee benefits and perquisites. Brief descriptions of each principal element of our executive compensation program are summarized in the following table and described in more detail below.
Compensation Element	Description	Objectives
Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives

Annual Cash Incentive	Discretionary annual cash incentive determined after considering financial and individual performance	Retain and motivate executives to achieve or exceed financial goals and company objectives

Equity Awards	Equity-based compensation that is subject to vesting based on continued employment or tied to specific performance objectives	The value of equity is directly related to the appreciation in value delivered to our stockholders over time, aligning the interests of our executives with those of our stockholders

Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans	Aid in retention of key executives in a highly competitive market for talent by providing an overall competitive benefits package
Base Salary
Base salaries compensate our Named Executive Officers for fulfilling the requirements of their respective positions and are intended to reflect the scope of their responsibilities, performance, skills and experience as well as competitive market practices. Since our IPO, the base salaries of our Named Executive Officers are reviewed annually by our Compensation Committee.
For 2021, our Board initially approved increased base salaries effective January 1 of $700,000 for Mr. Mikan, $500,000 for Ms. Smith, and $425,000 for each of Messrs. Nelsen, Schindelman, and Srivastava. Upon a review of compensation by our newly-formed Compensation Committee and with consideration of advice from our compensation consultant and our Chief Executive Officer (other than for himself), the Compensation Committee determined to further increase the base salaries effective June 1. In determining these additional increases, our Compensation Committee reviewed market compensation data from the surveys cited above with references reflecting annual revenues comparable to the Company’s estimated annual revenues. The Compensation Committee believes that the base salary increases better aligned our Named Executive Officers with competitive levels relative to comparable executive positions at similarly situated publicly traded companies.
The following table summarizes the base salaries of the Named Executive Officers for 2020 and effective June 1, 2021. The actual salary amounts earned by the Named Executive Officers for 2021 are reported in the Summary Compensation Table below.
Name	Fiscal Year End 2021 Base Salary ($)	Fiscal Year End 2020 Base Salary ($)	Percentage Increase (%)
G. Mike Mikan	1,300,000	600,000	117
Cathy Smith	650,000	450,000	44
Keith Nelsen	550,000	400,000	38
Simeon Schindelman	575,000	400,000	44
Sam Srivastava	575,000	400,000	44

2021 Discretionary Annual Cash Incentive Plan (“AIP”)
We believe it is important to motivate our key leaders to achieve our short-term performance goals by linking a portion of their annual cash compensation to the achievement of our approved operating plan by providing the opportunity to earn a discretionary annual cash individual incentive award if the approved operating plan is achieved. We provide a discretionary annual cash incentive award opportunity to key members of management, including our Named Executive Officers, under the terms and conditions of our annual incentive plan for 2021. The AIP supports the Company’s compensation philosophy by providing market-competitive incentive compensation designed to reward employees for Company profitability, individual performance, and overall collaboration.
The incentive provided to a participant under the AIP is termed an “individual incentive award” or “IIA” and refers to the amount that may be awarded to a participant as a lump sum cash award. The AIP sets out the terms under which an individual incentive award may be granted and payable to a participant.
The AIP is interpreted and administered by the Compensation Committee. The actions of the Compensation Committee are final and binding on all persons, including the participants and any beneficiary. The Compensation Committee, in its sole discretion, has the power, subject to, and within the limitations of, the express provisions of the AIP to: (i) determine from time to time which employees of the Company will be designated as eligible to participate in the AIP and the terms under which they will be entitled to participate; (ii) establish, change and adjust, in its sole discretion, an eligible employee’s individual incentive award; and (iii) interpret all plan provisions and decide all disputes concerning eligibility and payment under the AIP.
An employee must satisfy the following requirements in order to be granted an individual incentive award:
•	Minimum Service. The employee must have been employed by the Company for at least two consecutive months ending on the last day of the fiscal year in which the individual incentive award is granted.
•	Employment. To be eligible to be granted an individual incentive award, the employee must have been employed by the Company continuously until the incentive award payment date.
An overall AIP pool is determined by the Compensation Committee based on (i) each eligible employee’s annual earnings, multiplied by (ii) the employee’s target individual incentive award amount, multiplied by (iii) the company performance factor (based on achievement of our operating plan). A participant’s incentive award takes into consideration individual, team and Company performance results. At the end of each fiscal year, our Compensation Committee determines, in its discretion, the individual incentive award amount for our Chief Executive Officer and our other Named Executive Officers.
Individual incentive awards are paid as lump sum cash awards on a date that is after the end of the fiscal year in which the individual incentive award is granted. Individual incentive awards are prorated for time employed during the fiscal year.
Determination of 2021 Individual Incentive Awards under our AIP
2021 was a transformational year for our Company. In addition to our IPO, we experienced significant growth. Since our initial forecasts and projections changed significantly during the year, the Compensation Committee concluded that a review of the Company’s overall performance, which included, but was not limited to, the key performance metrics described below, was appropriate for determining AIP compensation.
In light of these developments, the Compensation Committee considered the evolution of the Company’s strategic focus, its operational advancements, overall economic conditions, as well as the Company’s pre and post-IPO performance metrics. These performance metrics were net revenue, health plan membership, medical loss ratio and achievement of key operational milestones. The evaluation of performance was not purely formulaic but instead was considered in light of our Company’s ongoing evolution during the year.
Results of performance metrics included:
•	revenue growth of over 233% year-over-year to $4.0 billion in 2021;
•	Bright HealthCare consumers served increased 251% from approximately 207,000 at the end of 2020 to over 727,000 by the end of 2021;
•	medical cost ratio of 101.3% (96.0% excluding the impact of the ongoing COVID-19 pandemic); and
•	transition to a single operating partner for administrative services and development and implementation of a differentiated consumer-centric healthcare platform.

The Compensation Committee noted that the Company significantly exceeded its revenue, health plan membership, and operational targets, but did not achieve its medical cost ratio and other financial targets. Accordingly, although the results of the performance metrics alone suggested a performance factor above target, the Compensation Committee concluded that for Named Executive Officers, it should instead be 95% of target.
The following table summarizes the amount paid to each Named Executive Officer under the AIP in 2021, as compared to the target opportunity. In 2022, the Compensation Committee intends to approve the AIP based primarily on objective performance metrics, with discretion to be exercised only in the event of extenuating circumstances.
Name	2021 Base Salary Paid ($)	Target IIA (%)	Target IIA Amount ($)	Actual IIA Paid ($)(1)
G. Mike Mikan	1,033,077	130	1,343,000	1,275,850
Cathy Smith	578,269	90	520,442	494,420
Keith Nelsen	490,096	70	343,067	325,914
Simeon Schindelman	504,423	75	378,317	179,701
Sam Srivastava	504,423	75	378,317	359,401
(1)
Individual incentive awards under the AIP in 2021 were calculated by multiplying each Named Executive Officer’s 2021 actual salary paid by the target individual incentive award by the 95% performance factor described above and adjusted based on individual performance.

Long-Term Equity Incentive Compensation
We use equity awards to incentivize and reward our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. Equity awards have been granted pursuant to the terms of our 2016 Stock Incentive Plan, as amended (the “2016 Equity Plan”) and the 2021 Omnibus Incentive Plan, which became effective June 5, 2021 (the “2021 Equity Plan”). No further awards will be granted under the 2016 Equity Plan. However, all outstanding awards granted under the 2016 Equity Plan will continue to be governed by the existing terms of the 2016 Equity Plan and the applicable award agreements.
We use equity awards in the form of restricted stock units (“RSUs”) and stock options to deliver long-term incentive compensation opportunities to our executive officers, including the Named Executive Officers, and to address special situations as they may arise from time to time.
The Compensation Committee has not established a formal policy for equity award grants to our executive officers or other employees. The Compensation Committee determines the amount of long-term incentive compensation for our executive officers after taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, criticality of position and individual performance (both historical and expected future performance).

2021 Option Grants to Named Executive Officers
In order to incentivize our Named Executive Officers to successfully complete our IPO and transform Bright Health into a publicly traded company, the Board authorized grants of options to our Named Executive Officers on February 10, 2021 at an exercise price of $2.30 per share. For purposes of determining the fair value of our common stock for valuing these grants (and other grants made during the first quarter of 2021), we initially used a combined market and income approach, which resulted in a fair value for our common stock of $2.30 per share. After further evaluation, and input from the SEC in connection with our IPO, we determined that we should have utilized only a market approach to fair value our common stock for these grants given the potential for an initial public offering transaction in the near future. As a result, we retrospectively reassessed the fair value of our common stock underlying these grants to be $12.90 per share. The initial fair value calculated per option was $0.78 per share ($0.76 per share for Mr. Mikan whose shares vest sooner). After the reassessment, the fair value per option increased to $10.74 ($10.71 per share for Mr. Mikan whose shares vest sooner). The table below reflects the fair value the Board initially intended to grant and the value of the options based on the reassessment.
Name	Number of Options Granted(1)	Initial Valuation ($)	Reassessment ($)
G. Mike Mikan	7,812,288	5,972,494	83,679,502
Cathy Smith	1,200,000	935,680	12,887,760
Keith Nelsen	675,000	526,320	7,249,365
Simeon Schindelman	1,050,000	818,720	11,276,790
Sam Srivastava	1,200,000	935,680	12,887,760
(1)
25% of the option granted to Mr. Mikan vested on February 10, 2022 and 1/48th vests monthly thereafter for the next 36 months. 25% of the options granted to each of the other Named Executive Officers vests on June 28, 2022 and 1/48th vests monthly thereafter for the next 36 months.

Special IPO PSU Grants
In May 2021, our Board approved a recommendation from the Compensation Committee to make a special equity grant to each of the Named Executive Officers as well as the other members of our executive leadership team, which became effective upon the completion of the IPO on June 28, 2021 (the “Special IPO Equity Grants”). The Compensation Committee determined to make these grants to after reviewing information on similar grants made by other companies that had recently completed their initial public offering. The purposes of the grants were to (i) directly align the interests of executive officers with new public company stockholders; (ii) provide an incentive to the leadership team tied to significant stockholder value creation after the IPO; and (iii) enhance officer retention incentive following the IPO. To accomplish this goal, the performance-based restricted stock unit awards (“PSUs”) granted required the Company’s stock price following the IPO to appreciate significantly within five years and required continued employment for at least three years.
We believe the Special IPO Equity Grants align the interests of our executive leadership team with those of our long-term stockholders because the PSUs will vest only if our stock price achieves and sustains significant appreciation from the public offering price.
Each tranche of the Special IPO Equity Grant consists of 25% of the PSUs subject to the grant and will be earned based on the achievement of stock price goals (measured using the average closing stock price over 30 consecutive trading days) at any time between the first and fifth anniversaries of the date of the IPO. In addition, each tranche requires a participant to remain employed with the Company through the third anniversary of the grant date, regardless of when the stock price goal for the tranche is achieved.
If a stock price goal is achieved before the third anniversary of grant, the corresponding PSUs remain unvested and require a participant to remain employed by the Company through that third anniversary of this offering. If a stock price goal is achieved after the third anniversary of grant, the corresponding PSUs will vest upon certification that the stock price goal has been satisfied.

The stock price goal for each tranche is based on required appreciation from the public offering price as reflected in the table below:
Vesting Tranche (25% of PSUs)	Appreciation Required From Public Offering Price	Price Per Share Goal
First Vesting Tranche	50%	$27.00
Second Vesting Tranche	100%	$36.00
Third Vesting Tranche	150%	$45.00
Fourth Vesting Tranche	200%	$54.00
If a stock price goal is not satisfied by the fifth anniversary of grant, the PSUs associated with that tranche will be forfeited.
Upon a termination of a Special IPO Equity Grant recipient’s service by us without cause, by the recipient for good reason, or due to death or disability (each as defined in the applicable award agreement), subject to the recipient’s execution and non-revocation of a general release, the PSUs will be treated as follows:
•	Any previously earned PSUs based on stock price goal achievement will vest with shares payable following such termination, and
•
Any remaining unearned PSUs will remain outstanding and eligible to vest for up to two years (but not exceeding the original five-year period) upon achievement of stock price goals during that period. If a stock price goal is not achieved within that time period, the PSUs will be forfeited.

If a change in control (as defined in the 2021 Equity Plan) occurs, the service-based vesting requirement will be deemed satisfied and any previously-earned PSUs based on stock price goals being satisfied will immediately vest. Any remaining PSUs where the stock price goal has not yet been satisfied will vest only if the price per share payable in connection with the change in control satisfies the relevant stock price goal.
The table below shows the PSUs granted in the Special IPO Equity Grant for each Named Executive Officer:
Name	PSUs Granted
G. Mike Mikan	7,350,000
Cathy Smith	1,050,000
Keith Nelsen	1,050,000
Simeon Schindelman	1,050,000
Sam Srivastava	1,050,000
As of December 31, 2021, none of the PSUs had satisfied its stock price goal.
Special Retention RSU Grants
In December 2021, the Compensation Committee reviewed the status of equity incentive awards held by our executive officers to assess the retention and incentive values of those awards. Given the decline in our market value, the Compensation Committee determined to take action to ensure that our compensation program provided incentives for the retention of our key executives through this challenging time. The Committee believed our named executive officers were essential to designing, implementing and executing our strategy (and thereby increasing stockholder value), and thus it was critical to our business that we retain our core team of executive officers. Our stock price decreased substantially following our IPO: our 30-day average stock price as of November 29, 2021 had decreased approximately 62% from our average trading price during the period from our IPO date to the end of July 2021 and 69% from our IPO offering price.

The table below shows, as of the grant date of the special retention RSUs, the appreciation in our stock price required in order for the PSUs granted in the Special IPO Equity Grant to vest, compared to the appreciation required as of the date of grant of the PSUs.
	Price Per Share Goal	Appreciation Required From Grant Date (IPO Date) Price ($18.00)	Appreciation Required From 12/14/2021 Price ($3.78)
First Vesting Tranche	$27.00	50%	614%
Second Vesting Tranche	$36.00	100%	852%
Third Vesting Tranche	$45.00	150%	1,090%
Fourth Vesting Tranche	$54.00	200%	1,329%
The value of our named executive officer’s aggregate option and PSU awards had decreased significantly, providing little of the intended retention and long-term performance incentives. At the same time, the Compensation Committee was cognizant that our executives are in high demand in our competitive industry and at risk for recruitment from other companies offering valuable equity opportunities. As a result, the Compensation Committee approved a one-time retention grant of restricted stock units (“Special Retention RSUs”) designed to facilitate retention of our key employees, including our Named Executive Officers, who are central to maximizing our Company’s opportunity for long-term success. Sixty percent of the RSUs granted vest two years after the grant date and the balance vest three years thereafter.
The table below shows the Special Retention RSUs granted to each Named Executive Officer:
Name	RSUs Granted
G. Mike Mikan	7,000,000
Cathy Smith	1,700,000
Keith Nelsen	1,000,000
Simeon Schindelman	1,200,000
Sam Srivastava	1,200,000
Other Compensation
Retirement Benefits
We maintain the Bright Health Management, Inc. 401(k) Plan (the “401(k) plan”), which is intended to be qualified under Section 401(a) of the Code, with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. Our 401(k) plan provides eligible employees, including the Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the plan. Employees who are at least 18 years old and have completed three months of service are eligible to join the 401(k) plan immediately. Eligible participants of the 401(k) plan may contribute any amount up to 100% of their pay, with a maximum of $19,500 for 2021, and eligible participants who are 50 years or older may qualify to make additional pre-tax or “catch-up” deferrals of up to $6,500. The Roth 401(k) deferral option gives participants the flexibility to designate all or part of their 401(k) elective deferrals as Roth contributions, all of which are made with after-tax dollars. We make a safe harbor non-elective contribution equal to 3% of each eligible participant’s compensation. Participants are always fully vested in all of their accounts in the 401(k) plan.
Health and Welfare Benefits
We provide various employee benefit programs to our Named Executive Officers, including medical, dental, vision, employee assistance program, flexible spending accounts, disability insurance, and life and accidental death and dismemberment insurance. These benefit programs are available to all of our full-time employees. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Benefits
We provide employer matching contributions under the 401(k) plan to all participating employees, including our Named Executive Officers. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation Committee.
No Pension Benefits
Other than with respect to our 401(k) plan, our employees, including the Named Executive Officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
No Nonqualified Deferred Compensation
During 2021, our employees, including the Named Executive Officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
Compensation Policies and Practices
Ownership Guidelines
Our Stock Ownership Guidelines (the “Guidelines”) are designed to align our directors' and executives' interests with our stockholders' interests and to encourage directors and executives to make decisions that will be in our long-term best interests—through all industry cycles and market conditions. The Guidelines require non-employee directors and executive officers to achieve and maintain ownership of our shares equal to five times base salary for the CEO, three times base salary for all other executive leadership team members and three times the annual cash retainer for non-employee directors. The ownership requirement is based on the participant's base salary or annual retainer (as applicable) and the average daily closing share price for the previous 12 months through October 31 of each calendar year.
During any year in which a participant is not in compliance with the ownership requirement, the participant is required to retain at least 50% of net shares delivered through our equity incentive plans (“net shares” means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for payment of the exercise price of stock options).
Clawback Policy
Pursuant to our Clawback Policy for executive officers, the Compensation Committee may recover cash-based and performance-based-equity incentive compensation paid to any current or former officer (as defined by Rule 16a-1(f) of the Exchange Act) in the event of a restatement of our financial results caused by or contributed to by such officer's fraud, willful misconduct, or gross negligence if the incentive compensation received by such officer exceeded the amount that such officer would have received based on the restated financial results.
Policy on Hedging and Prohibited Transactions
Our Insider Trading Policy prohibits employees, non-employee directors and related persons from engaging in any transactions (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan without first obtaining pre-clearance from our General Counsel or his or her designee.
Compensation Policies as they relate to Risk Management
The Compensation Committee believes that our compensation programs are appropriately designed to provide a level of incentives that does not encourage our executive officers and employees to take unnecessary risks in managing their business operations or functions and in carrying out their employment responsibilities. Specifically:
•	a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation;

•	our annual incentive award program is designed to reward annual financial and/or strategic performance in areas considered critical to our short and long-term success;
•	our long-term incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules; and
•	our executive stock ownership guidelines further provide a long-term focus by requiring our executives to personally hold significant levels of our stock.
The Compensation Committee believes that the various elements of our executive compensation program sufficiently incentivize our executives to act based on the sustained long-term growth and performance of our company.
Severance Arrangements and Change in Control Vesting
Effective January 1, 2021, our Board adopted the Bright Health Management Inc. Severance Benefits Plan (amended effective as of June 1, 2021, the “2021 Severance Plan”) (as described in further detail below under “Potential Payments upon Termination or Change in Control”), which supersedes the severance provisions of the employment agreements for all the Named Executive Officers except for Mr. Mikan, who is entitled to severance benefits pursuant to his employment agreement. We provide these severance benefits in order to offer an overall compensation package that is competitive with that offered by the companies with whom we compete for executive talent. Severance benefits allow our executives to focus on our objectives without concern for their employment security in the event of a termination.
Mr. Mikan’s employment agreement provides for severance benefits and accelerated vesting of a portion of his equity awards (as described in further detail below under “Potential Payments upon Termination or Change in Control”).
Tax and Accounting Implications
Our Board operates its compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee reviewed and discussed with management of the Company the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation and Human Capital Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by:
Jeffery R. Immelt, Chair
Mohamad Makhzoumi
Manuel Kadre
Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Compensation and Human Capital Committee Report is not incorporated into any such filings.

EXECUTIVE COMPENSATION
2021 SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation earned by our Named Executive Officers in the fiscal years ended December 31, 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
G. Mike Mikan CEO	2021	1,033,077	1,275,850	94,815,000	83,679,502	10,420	180,813,849
	2020	600,000	585,000	—	4,141,805	162,018	5,488,823

Cathy Smith CFO and CAO	2021	578,269	494,420	16,191,000	12,887,760	10,420	30,161,869
	2020	445,096	454,375	—	672,660	10,125	1,582,256

Keith Nelsen(5) General Counsel	2021	490,096	325,914	13,545,000	7,249,365	10,420	21,620,795
	2020	265,384	193,600	—	1,195,830	5,000	1,659,814

Simeon Schindelman(6) CEO, Bright HealthCare	2021	504,423	179,701	14,301,000	11,276,790	8,700	26,270,614
	2020	400,000	327,000	—	525,350	13,031	1,265,381

Sam Srivastava CEO - NeueHealth	2021	504,423	359,401	14,301,000	12,887,760	8,700	28,061,284
	2020	400,000	327,000	—	521,617	12,946	1,261,563
(1)
The amounts reported in this column represent individual incentive awards awarded pursuant to our AIP in 2021. These awards are discussed in further detail under “Compensation Discussion and Analysis—Elements of 2021 Compensation Program—2021 Discretionary Cash Incentive Plan (“AIP”).”

(2)
Represents the aggregate grant date fair value of RSU and PSU grants made during each fiscal year, as calculated in accordance with accounting guidance applicable for the type of award, disregarding an estimate of forfeitures. For RSUs, fair value was calculated using the closing price of our common stock on the date of grant. PSU awards were valued using a Monte Carlo simulation pricing model. No assurance can be given as to the number of shares, if any, that will be earned and distributed for any PSUs. The valuation assumptions used in determining such amounts are described in note 11 to our audited consolidated financial statements for the year ended December 31, 2021, filed on Form 10-K on March 18, 2022. These awards are discussed in further detail under “Compensation Discussion and Analysis—Elements of 2021 Compensation—Long-Term Equity Incentive Compensation.”

(3)
The amounts reported in this column reflect the grant date fair value of the option awards granted to our Named Executive Officers calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in note 11 to our audited consolidated financial statements for the year ended December 31, 2021, filed on Form 10-K on March 18, 2022. These awards, including the impact of changes in the reassessment of grant date fair value, are discussed in further detail under “Compensation Discussion and Analysis—Elements of 2021 Compensation—Long-Term Equity Incentive Compensation.”

(4)
All Other Compensation consists of an employer non-elective contribution by the Company under the 401(k) plan and parking for Messrs. Mikan and Nelsen and Ms. Smith. All Other Compensation also includes amounts reimbursed to Mr. Mikan for life insurance in 2020. The Company did not make a reimbursement in 2021, but will make two reimbursements in 2022 covering these two years.

(5)	Mr. Nelsen stepped down from his role as General Counsel and Corporate Secretary on March 18, 2022, and will retire on June 30.
(6)	Mr. Schindelman left the Company on March 11, 2022.

Grants Of Plan Based Awards IN 2021
The following table provides information with regards to each grant of plan-based awards made to a Named Executive Officer under any plan during the fiscal year ended December 31, 2021. For additional information regarding equity incentive plan awards, see “Long-Term Equity Incentive Compensation.”
Name	Grant Date	Approval Date	Estimated Future Payouts under Equity Incentive Plan awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(1)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold (#)	Target (#)	Maximum (#)
G. Mike Mikan	2/10/2021	2/10/2021	—	—	—	—	7,812,288	2.30	83,679,502
	6/28/2021	5/21/2021	1,837,500	7,350,000	7,350,000	—	—	—	68,355,000
	12/14/2021	12/14/2021	—	—	—	7,000,000	—	—	26,460,000

Cathy Smith	2/19/2021	2/19/2021	—	1,200,000	2.30	12,887,760
	6/28/2021	5/21/2021	262,500	1,050,000	1,050,000	—	—	—	9,765,000
	12/14/2021	12/14/2021	—	—	—	1,700,000	—	—	6,426,000

Keith Nelsen	2/19/2021	2/19/2021	—	—	—	—	675,000	2.30	7,249,365
	6/28/2021	5/21/2021	262,500	1,050,000	1,050,000	—	—	—	9,765,000
	12/14/2021	12/14/2021	—	—	—	1,000,000	—	—	3,780,000

Simeon Schindelman	2/19/2021	2/19/2021	—	—	—	—	1,050,000	2.30	11,276,790
	6/28/2021	5/21/2021	262,500	1,050,000	1,050,000	—	—	—	9,765,000
	12/14/2021	12/14/2021	—	—	—	1,200,000	—	—	4,536,000

Sam Srivastava	2/19/2021	2/19/2021	—	1,200,000	2.30	12,887,760
	6/28/2021	5/21/2021	262,500	1,050,000	1,050,000	—	—	—	9,765,000
	12/14/2021	12/14/2021	—			1,200,000	—	—	4,536,000
(1)	The vesting schedule applicable to each award is set forth in the “— Outstanding Equity Awards at Fiscal Year End Table.”
(2)
These columns show the threshold, target and maximum payouts under the Special IPO Equity Grants of PSUs granted under the 2021 Plan, with threshold assuming that only the first vesting tranche satisfies the applicable stock price goal and target (which is the same as maximum) assuming that there is full vesting based on the achievement of all stock price goals. See “Compensation Discussion and Analysis—Elements of 2021 Compensation Program—Special IPO PSU Grants” for additional information with respect to these awards.

(3)
This column shows the number of special retention RSUs granted under the 2021 Plan. See “Compensation Discussion and Analysis—Elements of 2021 Compensation Program—Special Retention RSU Grants” for additional information with respect to these awards.

(4)
This column shows the number of options granted in 2021 under the 2016 Plan. See “Compensation Discussion and Analysis—Elements of 2021 Compensation Program—Long-Term Equity Incentive Compensation” for additional information with respect to these awards.

(5)
The amounts reported in this column do not reflect the actual economic value realized by the Named Executive Officer. The amounts reported in this column represent the grant date fair value of the awards granted to each of the Named Executive Officers in 2021 calculated in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in note 11 to our audited consolidated financial statements for the year ended December 31, 2021, filed on Form 10-K on March 18, 2022.

NARRATIVE DISCLOSURE TO SUMMMARY COMPENSATION TABLE AND GRANTS OF PLAN- BASED AWARDS TABLE
Information regarding the elements of our executive compensation program for 2021 is provided above under “Compensation Discussion and Analysis.” The following is a discussion of material factors necessary to obtain an understanding of information disclosed under “—2021 Summary Compensation Table” and “Grants of Plan-Based Awards in 2021” that is not otherwise discussed in the Compensation Discussion and Analysis.
Employment Agreement
Pursuant to Mr. Mikan’s amended and restated employment agreement, effective as of September 23, 2021 (the “Mikan Employment Agreement”), Mr. Mikan serves as our President, Chief Executive Officer and Vice Chair of our Board. Mr. Mikan is entitled to a base salary of $1,300,000, which may be increased at the discretion of the Board. In addition, he is eligible to participate in the AIP, pursuant to which he has a target individual incentive opportunity equal to 130% of his annual base salary. In addition, the Mikan Employment Agreement provides that Mr. Mikan is entitled to reimbursement from the Company up to $100,000 annually for the costs of a life insurance policy (plus the amount of any incremental tax liabilities resulting from such reimbursement). The reimbursement for 2021 will be made in 2022, together with the 2022 reimbursement.
Pursuant to the Mikan Employment Agreement, Mr. Mikan is also entitled the severance and change of control benefits described below under “—Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END
The following table provides information with regard to each outstanding equity award held by the Named Executive Officers on December 31, 2021. The market value of the RSUs and PSUs is based on the closing market price of our stock on December 31, 2021, which was $3.44.
Outstanding Equity Awards at Fiscal Year End Table
		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise/ Grant Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That have not vested (#)(2)	Market Value of Shares or Units of Stock That have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not vested ($)
G. Mike Mikan	1/23/2019	8,235,938	3,059,062	$1.04	1/23/2029	6/28/2021	0	0	7,350,000	25,284,000
	2/19/2020	2,399,373	2,835,627	$1.77	2/19/2030	12/14/2021	7,000,000	24,080,000	0	0
	11/19/2020	446,874	1,203,126	$2.30	11/19/2030
	2/10/2021	0	7,812,288	$2.30	2/10/2031

Cathy Smith	11/4/2019	366,750	1,328,127	$1.77	11/4/2029	6/28/2021	0	0	1,050,000	3,612,000
	2/19/2020	87,498	325,002	$1.77	2/19/2030	12/14/2021	1,700,000	5,848,000	0	0
	11/19/2020	112,500	337,500	$2.30	11/19/2030
	2/19/2021	0	1,200,000	$2.30	2/19/2031

Keith Nelsen(4)	5/28/2020	262,500	1,087,500	$1.77	5/28/2030	6/28/2021	0	0	1,050,000	3,612,000
	11/19/2020	56,250	168,750	$2.30	11/19/2030	12/14/2021	1,000,000	3,440,000	0	0
	2/19/2021	0	675,000	$2.30	2/19/2031

Simeon Schindelman(5)	11/4/2019	240,627	721,875	$1.77	11/4/2029	6/28/2021	0	0	1,050,000	3,612,000
	2/19/2020	11,016	33,048	$1.77	2/19/2030	12/14/2021	1,200,000	4,128,000	0	0
	5/28/2020	65,265	271,875	$1.77	5/28/2030
	11/19/2020	75,000	225,000	$2.30	2/18/2031
	2/19/2021	0	1,050,000	$2.30	2/18/2031

Sam Srivastava	11/4/2019	250,002	656,250	$1.77	11/4/2029	6/28/2021	0	0	1,050,000	3,612,000
	2/19/2020	11,445	30,042	$1.77	2/19/2030	12/14/2021	1,200,000	4,128,000	0	0
	5/28/2020	178,125	271,875	$1.77	5/28/2030
	11/19/2020	75,000	225,000	$2.30	11/19/2030
	2/19/2021	0	1,200,000	$2.30	2/19/2031
(1)
25% of these option awards vest on the one year anniversary of the vesting commencement date, and 1/48th of the options vest each month for three years thereafter. 3,600,000 options granted to Mr. Mikan on January 23, 2019 were transferred to Mikan Family Enterprise, LLC in 2021, all of which are exercisable.

(2)	These RSUs vest 60% on the 2nd anniversary of the grant date and 40% on the 3rd anniversary of the grant date.
(3)
These PSUs vest if the performance conditions are met as follows: if (a) a price per share goal is achieved before the third anniversary of the date of grant (June 28, 2024), the corresponding PSUs shall remain unvested and require the employee to remain employed through such third anniversary date, and (b) a price per share goal is achieved after such third anniversary date, the corresponding PSUs shall vest upon the achievement of such price per share goal. As of December 31, 2021, the price per share goal had not been achieved with respect to any of the PSUs. See “Compensation Discussion and Analysis—Elements of 2021 Compensation Program—Special IPO PSU Grants” for additional information with respect to these awards.

(4)	In connection with Mr. Nelsen’s retirement, all unvested equity awards will be forfeited.
(5)
In connection with Mr. Schindelman’s departure (which was treated as a termination without cause), his PSUs will continue to be eligible to vest for up to two years following termination as described on page 23 and, as provided under our 2021 Severance Plan, his time-based equity awards will continue to vest during his severance period, after which all then unvested time-based equity awards will be forfeited.

OPTION EXERCISES AND STOCK VESTED
The following table presents information concerning the exercise of option awards by our Named Executive Officers in 2021. No stock awards held by our Named Executive Officers vested in 2021.
	Option Awards
Name	# Number of Shares acquired on exercise	Value realized on exercise(1)
Keith Nelsen	450,000	$236,970
Simeon Schindelman	775,080	$620,040
Catherine Smith	1,042,623	$558,696
Sam Srivastava	620,928	$326,981
(1)	Calculated using the closing price of common stock on the date of sale less the strike price of the option.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Each Named Executive Officer is entitled to potential payments and benefits in connection with a qualifying termination of employment or a change in control. The information below describes and estimates potential payments and benefits to which the Named Executive Officers would be entitled under existing arrangements if a qualifying termination of employment or change in control occurred on December 31, 2021. These arrangements include:
•	the 2021 Severance Plan;
•	the 2016 Plan and the 2021 Plan; and
•	Mr. Mikan’s employment agreement.
These benefits are in addition to benefits available generally to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and our valuation at that time. There can be no assurance that a qualifying termination or change in control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact. We have calculated the acceleration value of all equity awards using the market value of shares of our common stock of $3.44 as of December 31, 2021.
2021 Severance Plan
The 2021 Severance Plan provides severance benefits to all the Named Executive Officers except Mr. Mikan, who is entitled to severance benefits pursuant to his employment agreement, described below. The 2021 Severance Plan is administered by our Chief People Officer (or such other person or persons as determined by our Board). Each Named Executive Officer, other than Mr. Mikan, is eligible to severance benefits if such employee is terminated for reasons determined by the administrator to be an “involuntary termination” of employment by the Company for reasons beyond the participant’s control or by the participant for Good Reason, defined below.
For purposes of the 2021 Severance Plan, a participant’s termination of employment is not an involuntary termination if such termination is:
•	a termination by the Company or affiliate for Cause, defined below;
•	a voluntary termination by a participant other than for Good Reason;
•	a termination by the participant prior to the date specified by the Company for a participant’s involuntary termination of the participant’s active employment with the Company; or
•	a termination on account of the participant’s death or disability.
Severance pay under the 2021 Severance Plan will be paid to our eligible Named Executive Officers for 78 weeks (the “Severance Period”). Severance pay will generally be paid at regular payroll intervals following the participant’s last day worked. Each of our eligible Named Executive Officers is entitled to 78 weeks of base pay plus an amount equal to 1.5 times the participant’s target individual incentive award, paid over the Severance Period.

In addition, the 2021 Severance Plan provides that our Named Executive Officers are entitled to elect and pay for 18 months of continued coverage under the Company’s group medical, dental and/or vision plans pursuant to COBRA, in accordance with ordinary plan practices. If a participant was enrolled in the Company’s group medical, dental and/or vision plans at the time of the participant’s termination of employment and timely elects continuation coverage under COBRA, the Company will, on a monthly basis, directly pay for the amount of the COBRA coverage cost for medical plan coverage that is in excess of the cost of coverage payable by an active employee of the Company for the “benefit subsidy period.” The benefit subsidy period begins immediately following the month active employee coverage terminates on account of the participant’s termination of employment.
Eligible Named Executive Officers will also be paid a prorated portion of the individual incentive award, if any, payable in accordance with the terms of the applicable Company AIP for the calendar year in which the participant’s termination of employment occurs (other than any requirement that participant remain employed through the end of the calendar year or at the time of payment), with such proration based on the full calendar months of the participant’s employment during such year. The prorated individual incentive award will be based on Company performance impacting individual incentive award eligible employees and will be paid at the time the Company pays the individual incentive award to other employees, but not later than March 15th of calendar year following the end of the calendar year in which the participant’s employment terminated.
In addition, the 2021 Severance Plan provides that our eligible Named Executive Officers are entitled to continued vesting of any unvested outstanding equity awards subject to time-based vesting during the Severance Period.
In the event of a termination of employment within 12 months following the occurrence of a Change in Control, defined below, the following provisions will apply to eligible Named Executive Officers:
•	The severance pay will be paid in a single lump sum as soon as practicable, but not later than 60 days, following the participant’s termination of employment.
•
The individual incentive award will be equal to 100% of the participant’s target individual incentive award amount, and will be paid in a lump sum within 60 days following the participant’s termination of employment.

•	Any unvested outstanding equity award subject to time-based vesting will vest in full at the time of the participant’s termination of employment.
In order to be entitled to any severance benefits under the 2021 Severance Plan, a participant must sign a release of claims and restrictive covenant agreement, which will include non-competition, non-solicitation and non-disparagement provisions.
Under the 2021 Severance Plan, the Company may recover, or “claw back,” from a participant any amounts previously paid pursuant to the 2021 Severance Plan if, following such payment, the administrator becomes aware of circumstances existing on the date of payment that could reasonably have been grounds for the participant’s termination of employment for Cause or if the participant violates the terms of the restrictive covenant agreement and/or release of claims.
Pursuant to the 2021 Severance Plan:
•
“Cause” means that in the Company’s exclusive judgment, (i) conduct or statements that violate the Company’s employee and member relations standards, including those which require that Company employees treat each other with dignity and respect, (ii) violation of the Company’s standards, policies, or individual directives, regarding the prohibition of unlawful discrimination, harassment or retaliation, (iii) unsatisfactory attendance, conduct, or performance, (iv) violation of the Company’s standards of conduct, (v) violation of any Company or regulatory standard regarding protection of confidential information, and trade secrets, (vi) refusal to satisfactorily perform the duties, responsibilities and obligations of an employee’s position, (vii) dishonesty or other breach of an employee’s duty of loyalty affecting the Company or any customer, vendor or other Company employee, (viii) use of alcohol or prohibited substances in a manner that adversely affects the employee’s performance of the employee’s duties, responsibilities, and obligations as a Company employee, (ix) the employee’s conviction of any crime which has a nexus with the employee’s position, (x) commission of any other willful or intentional act the Company believes may injure the reputation, business or business relationships of the Company and/or the employee, (xi) the existence of any court order or settlement agreement prohibiting the employee’s continued employment with the Company, (xii) insubordination, (xiii) violation of any statutory or regulatory standard applicable to the Company, or violation of any Company policy or procedure, which adversely affects the Company’s legal rights.
•	“Good Reason” means, without the express written consent of the participant:
(a)
the assignment to the participant of any duties that results in a material diminution in such participant’s position, authority or responsibilities or any other substantial adverse change in such position, authority or responsibilities, that results in a reduction of the participant’s grade level, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company as set forth below;

(b)
the material diminution in the participant’s total compensation (including Base Salary and incentive pay), other than (i) an insubstantial and inadvertent failure remedied by the Company as set forth below, or (ii) a reduction in compensation which is applied to all similarly situated employees of the Company in the same dollar amount or percentage; or

(c)
the Company’s requiring the participant to be based or to perform services at any office or location that is in excess of 50 miles from the principal location of the participant’s work, except for travel reasonably required in the performance of the participant’s responsibilities.

Before a termination by the participant will constitute termination for Good Reason, (i) the participant must give the Company written notice of the termination within sixty (60) calendar days of the initial occurrence of the event that constitutes Good Reason, (ii) the Company is provided an opportunity to remedy the event or events constituting Good Reason within thirty (30) days after receipt of the notice from the participant, (iii) the Company fails to cure the event or events constituting Good Reason, and (iv) the participant terminates employment within sixty (60) days of the end of the Company’s cure period.
2016 Plan and 2021 Plan
The 2016 Equity Plan provides that upon a participant’s termination of service, the Board may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination) cause options (or any part thereof) then held by such participant to terminate, to vest and become exercisable, or to continue to vest and become exercisable or to remain exercisable following such termination of service, and restricted stock awards, restricted stock units or other share-based awards then held by such participant to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of service, in each case in the manner determined by the Board; however (a) no Option may remain exercisable beyond its expiration date and (b) any such action adversely affecting any outstanding incentive award may not be effective without the consent of the affected participant.
In connection with a change in control, unless provision is made in connection with the change in control in the sole discretion of the parties to the change in control for the assumption or continuation by the successor entity of incentive awards theretofore granted, all outstanding incentive awards granted under this 2016 Equity Plan, whether or not exercisable or vested, as the case may be, will be canceled and terminated and that in connection with such cancellation and termination the holder of any vested incentive award will receive for each share of common stock subject to such incentive award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Board in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of common stock in connection with such change in control and the purchase price per share, if any, under the incentive award, multiplied by the number of shares of common stock subject to such incentive award that were vested at the time of cancellation (or in which such incentive award is denominated); however, if such product is zero ($0) or less or to the extent that the incentive award is not then vested or exercisable, the incentive award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a change in control may be received by holders of shares of common stock on a contingent or delayed basis, the Board may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the change in control on the basis of the Board’ good faith estimate of the present value of the probable future payment of such consideration. The 2016 Equity Plan further provides that no incentive award may include the acceleration of the vesting or exercisability of such incentive award in connection with a change in control, unless such acceleration provision is approved by the Board.

In connection with any change in control under the 2021 Equity Plan, the Compensation Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of awards, or to the extent the surviving entity does not substitute or assume the awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any awards, provided that (unless the applicable award agreement provides for different treatment upon a change in control) with respect to any performance-vested awards, any such acceleration will be based on (A) the target level of performance if the applicable performance period has not ended prior to the date of such change in control and (B) the actual level of performance attained during the performance period of the applicable performance period has ended prior to the date of such change in control; and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Compensation Committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other holders of our common stock in such event), including, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.
Potential Payments to Mr. Mikan
Mr. Mikan is not entitled to any cash severance payments upon termination due to death, disability, or for Cause (as defined in the Mikan Employment Agreement).
Pursuant to the Mikan Employment Agreement, if the Company terminates Mr. Mikan’s employment without Cause or Mr. Mikan voluntarily terminates his employment for Good Reason, then subject to his continued material compliance with the Mikan Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, the Company will pay him an amount equal to (x) two times the sum of his then applicable annual base salary, (y) two times the then applicable target annual individual incentive award payment and (z) the full year target annual individual incentive award for the year in which he was terminated, less all applicable withholdings and deductions. The payment of the severance amount will be in substantially equal installments in accordance with the Company’s payroll practice over 24 months commencing within 60 days after the termination date.
In addition, Mr. Mikan will receive health and welfare benefits continuation for 24 months following the termination date. Finally, the number of unvested equity awards granted to him under the Company’s equity incentive plans as of the termination date which would have vested over the 24 month period commencing on the termination date (assuming continued employment throughout such period) in accordance with the terms of the applicable grant agreements will automatically vest in full.
The Mikan Employment Agreement also provides that in the event that the Mr. Mikan’s employment is terminated involuntarily or Mr. Mikan voluntarily terminates his employment for Good Reason within 24 months of a Change of Control, Mr. Mikan shall receive a lump sum equal to (x) two times the sum of his then applicable annual base salary, (y) two times the then applicable target annual individual incentive award payment and (z) the full year target annual individual incentive award for the year in which he was terminated, less all applicable withholdings and deductions. In addition, Mr. Mikan will receive full acceleration of vesting on all outstanding equity awards, provided that the Special IPO PSU Grant will only be accelerated to the extent then vested.
The Mikan Employment Agreement further provides that in the event of Mr. Mikan’s death, a number of unvested equity awards granted to him under the Company’s equity incentive plans will become vested as follows: (i) if, at the time of his death, fewer than one half of the equity awards have vested, then such number of shares will become vested in full automatically such that one half of the equity awards will be vested; and (ii) if, at the time of his death, one half or more of the equity awards have vested, then the number of unvested equity awards as of the date of his death which would have vested over the twelve month period commencing on the date of his death (assuming continued employment throughout such period) in accordance with the terms of the applicable grant agreements will automatically vest in full.
Definitions
Under the Mikan Employment Agreement, “Cause” is defined as one or more of the following: (i) a material breach of the Mikan Employment Agreement by the executive and the executive’s failure to cure such breach within 10 business days following written notice by the Company; (ii) a breach of the executive’s duty of loyalty to the

Company; (iii) the indictment or charging of the executive of, or the plea by the executive of nolo contendere to, a felony or a misdemeanor involving moral turpitude or other willful act or omissions causing material harm to the standing and reputation of the Company; (iv) the executive’s repeated failure to perform in any material respect his duties under the Mikan Employment Agreement, and the executive’s failure to cure such failures within 10 business days following written notice by the Company; (v) theft, embezzlement, or willful misappropriation of funds or property of the Company by the executive; (vi) a material violation by the executive of the Company’s written employment policies, and the executive’s failure to cure such violation within 10 business days following written notice by the Company; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or willful failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Notwithstanding the foregoing, the executive will not be deemed to have been terminated for Cause unless and until there has been delivered to executive a written statement, executed by the Chairman of our Board (after reasonable notice to the executive and an opportunity for the executive to be heard by the Board), stating that in the good faith opinion of the Chairman of our Board the executive was guilty of conduct constituting “Cause” as set forth above and specifying the particulars thereof in reasonable detail.
Under the Mikan Employment Agreement, “Good Reason” means the executive’s voluntary termination of employment with the Company or the acquiror following the occurrence of any of the following without the executive’s written consent: (i) a material reduction or change in job duties, responsibilities or requirements inconsistent with the executive’s position, provided that a mere change in title following a sale of the Company will not constitute For Good Reason, so long as the executive is assigned to a position that is substantially equivalent to the position held prior to the Change of Control terms of job duties, responsibilities and requirements; (ii) a material reduction in the executive’s compensation; (iii) the executive’s refusal to relocate the principal place for performance of his duties to a location more than 50 miles from the location at which he performed his duties at the time of the sale of the Company.
The following tables provide, for the specified Named Executive Officers, as of December 31, 2021, the potential severance amount they are eligible for under the scenarios discussed above.
Potential Payments to Mr. Mikan upon Termination
Benefit	Termination other than in connection with Change of Control ($)	Death ($)	Termination within 24 months of Change of Control ($)
Cash Severance	7,670,000	—	7,670,000
Health Benefits(1)	42,974	—	—
Accelerated Equity Awards	33,400,997(2)	28,572,827(3)	46,425,177(4)
Total	41,113,971	28,572,827	54,095,177
(1)	Calculated by multiplying 100% of the employer and employee monthly premiums payable with respect to the health care coverage elected by the executive as of December 31, 2021, by 24.
(2)
Continued vesting of Mr. Mikan’s 7,000,000 unvested RSUs for an additional 24 months would have an estimated value of $14,480,000. In addition, continued vesting of Mr. Mikan’s unvested options for an additional 24 months would have an estimated value of $18,952,997 on December 31, 2021. PSUs are excluded since vesting was uncertain as of December 31, 2021.

(3)
Since less than 50% of Mr. Mikan’s equity awards were vested as of December 31, 2021, 50% of his equity awards would vest as of that date. 3,500,000 unvested RSUs would have an estimated value of $12,040,000 if vested. In addition, vesting of Mr. Mikan’s unvested options would have an estimated value of $16,532,827 on December 31, 2021. PSUs are excluded since vesting was uncertain as of December 31, 2021.

(4)
An acceleration of Mr. Mikan’s 7,000,000 unvested RSUs would have an estimated value of $24,080,000. In addition, an acceleration of Mr. Mikan’s 14,910,103 unvested options would have an estimated value of $22,345,177 on December 31, 2021. PSUs are excluded since vesting was uncertain as of December 31, 2021.

Potential Payments to other Named Executive Officers
Payment Type	Cathy Smith	Keith Nelsen	Sam Srivastava	Simon Schindelman
Termination other than in connection with Change of Control
Cash Severance	$2,437,500	$1,787,500	$1,940,625	$1,940,625
Health Benefits(1)	$17,897	$17,897	$—	$17,897
Additional Equity Vesting	$2,845,046(2)	$1,605,893(3)	$2,073,865(4)	$2,086,406(5)
Total	$5,300,443	$3,411,290	$4,014,490	$4,044,928
Termination within 12 months of a Change of Control
Cash Severance	$2,437,500	$1,787,500	$1,940,625	$1,940,625
Health Benefits	$17,897	$17,897	$—	$17,897
Accelerated Equity Awards	$10,355,855(6)	$6,214,303(7)	$7,349,381(8)	7,292,762(9)
Total	$12,811,252	$8,019,700	$9,290,006	$9,251,284
(1)
In the case of an involuntary termination without Cause or for Good Reason, calculated by multiplying 100% of the employer and employee monthly premiums payable with respect to the health care coverage elected by the executive as of December 31, 2021, by 18.

(2)
An additional 18 months vesting of Ms. Smith’s unvested options would include 1,950,000 options for an estimated value of $2,845,046 on December 31, 2021. PSUs are excluded since vesting is not time based.

(3)
An additional 18 months vesting of Mr. Nelsen’s unvested options would include 1,096,875 options for an estimated value of $1,605,893 on December 31, 2021. PSUs are excluded since vesting is not time based.

(4)
An additional 18 months vesting of Mr. Srivastava’s unvested options would include 1,469,499 options for an estimated value of $2,073,865 on December 31, 2021. PSUs are excluded since vesting is not time based.

(5)
An additional 18 months vesting of Mr. Schindelman’s unvested options would include 1,453,326 options for an estimated value of $2,086,406 on December 31, 2021. PSUs are excluded since vesting is not time based.

(6)
An acceleration of Ms. Smith's 1,700,000 unvested RSUs would have an estimated value of $5,848,000. In addition, an acceleration of Ms. Smith’s 3,190,629 unvested options would have an estimated value of $4,507,855 on December 31, 2021. PSUs are excluded since vesting is not time-based.

(7)
An acceleration of Mr. Nelsen’s 1,000,000 unvested RSUs would have an estimated value of $3,440,000. In addition, an acceleration of Mr. Nelsen’s 1,931,250 unvested options would have an estimated value of $2,774,303 on December 31, 2021. PSUs are excluded since vesting is not time-based.

(8)
An acceleration of Mr. Srivastava’s 1,200,000 unvested RSUs would have an estimated value of $4,128,000. In addition, an acceleration of Mr. Srivastava’s 2,383,167 unvested options would have an estimated value of $3,221,381 on December 31, 2021. PSUs are excluded since vesting is not time-based.

(9)
An acceleration of Mr. Schindelman’s 1,200,000 unvested RSUs would have an estimated value of $4,128,000. In addition, an acceleration of Mr. Schindelman’s 2,383,167 unvested options would have an estimated value of $3,164,762 on December 31, 2021. PSUs are excluded since vesting is not time-based.

DIRECTOR COMPENSATION
Our Corporate Governance Guidelines provide for compensation for our non-employee directors' services, in recognition of their time and skills. Directors who are also our officers or employees do not receive additional compensation for serving on the Board. Annual compensation for our non-employee directors comprises cash and stock-based equity compensation. At the time of our IPO, we adopted a new director compensation policy pursuant to which each of our non-employee directors is entitled to an annual cash retainer of $80,000 (other than the Chairman of the Board who is entitled to an additional $100,000 cash retainer) and an annual equity award having a fair market value of $175,000 as of the date of grant. In addition, the Audit Committee chair receives an additional retainer of $25,000, the Compensation Committee Chair receives an additional retainer of $20,000 and the chair of the Nominating and Corporate Governance Committee receives an additional retainer of $15,000. All other committee members receive an additional cash retainer of $10,000. Amounts are paid pro rata for any partial year of service. Prior to our IPO, directors received an annual cash retainer amount of $20,000.
DIRECTOR COMPENSATION TABLE FOR 2021
The following table contains information concerning the compensation of our non-employee directors in 2021. Messrs. Mikan and Sheehy did not receive any additional compensation for services as a director in 2021.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Kedrick D. Adkins Jr	62,500	—	62,500
Naomi Allen	55,000	—	55,000
Linda Gooden	55,000	5,810,382	5,865,382
Jeffrey R. Immelt	25,000	—	25,000
Manuel Kadre	67,500	—	67,500
Stephen Kraus	55,000	—	55,000
Mohamed Makhzoumi	45,000	—	45,000
Adair Newhall	40,000	—	40,000
Andrew Slavitt	40,000	—	40,000
(1)
Granted to Ms. Gooden in connection with her appointment as a director. Amounts reflect the full grant-date fair value of the options granted during 2021. The valuation assumptions used in determining such amounts are described in note 11 to our audited consolidated financial statements for the year ended December 31, 2021, filed on Form 10-K on March 18, 2022. 25% of the options vest on the non-employee director’s anniversary date of joining the Board and then 1/48th vest monthly for the remaining three-year tenure.

As of December 31, 2021, non-executive directors held the following options:
Name	Options
Kedrick D. Adkins Jr	540,000
Naomi Allen	540,000
Linda Gooden	540,000
Jeffrey R. Immelt	540,000
Manuel Kadre	540,000
Andrew Slavitt	280,404

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Registration Rights Agreement
We are party to a registration rights agreement with certain of our stockholders including New Enterprise Associates, Bessemer Venture Partners, Greenspring, certain subsidiaries of Cigna and certain of their respective affiliates. Each of New Enterprise Associates, Bessemer Venture Partners and Greenspring beneficially owned more than 5% of our outstanding common stock as of the Record Date.
The registration rights agreement, as amended, contains provisions that entitle the stockholder parties thereto to certain rights to have their securities registered by us under the Securities Act. New Enterprise Associates and Bessemer Venture Partners will be entitled to three “demand” registrations in the aggregate, subject to certain limitations. In addition, the stockholder parties to the registration rights agreement, including New Enterprise Associates, Bessemer Venture Partners, Greenspring, and certain subsidiaries of Cigna are entitled to customary “piggyback” registration rights. The registration rights agreement provides that we will pay certain expenses of the stockholder parties relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.
Investment Agreement
On December 6, 2021, we entered into an Investment Agreement (the “Investment Agreement”) with a subsidiary of Cigna and an affiliate of New Enterprise Associates (the “Purchasers”), relating to the issuance and sale by the Company to the Purchasers of 750,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), for a purchase price of $1,000 per share. Pursuant to the Investment Agreement, subsidiaries of Cigna purchased 550,000 shares of the Preferred Stock for an aggregate purchase price of $550.0 million and affiliates of New Enterprises Associate purchased 200,000 shares of the Preferred Stock for an aggregate purchase price of $200.0 million. The terms of the Preferred Stock are set forth in the Certificate of Designations designating the Preferred Stock, a copy of which is attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2021. We granted the Purchasers registration rights in respect of the Preferred Stock and any shares of common stock issued upon conversion thereof.
Certain of our directors have current or former relationships with New Enterprise Associates, Bessemer Venture Partners, Greenspring and Cigna. For information about these relationships see the section titled “Board of Directors and Corporate Governance—Board of Directors”. None of our directors has any material interest in the transactions described above.
Related Persons Transaction Policy
Our Board has adopted a written policy on transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that all “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our general counsel will communicate that information to our Board or to a duly authorized committee thereof. Our related person policy provides that no related person transaction entered into will be executed without the approval or ratification of our Board or a duly authorized committee thereof. It will be our policy that any directors interested in a related person transaction must recuse themselves from any vote on a related person transaction in which they have an interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 16, 2022 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors, director nominees and executive officers as a group.
The number of shares and percentages of beneficial ownership set forth below are based on the 628,986,958 shares of our common stock issued and outstanding as of March 16, 2022. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Bright Health Group, Inc., 8000 Norman Center Drive, Suite 1200, Minneapolis, Minnesota 55437.
Name of Beneficial Owner	Shares	Percent
5% OR MORE BENEFICIAL OWNERS:
New Enterprise Associates and affiliated funds(1)	262,123,444	41.7%
Bessemer Venture Partners and affiliated funds(2)	79,937,724	12.7%
StepStone Group LP and affiliated funds(3)	44,650,937	7.1%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS(4)
G. Mike Mikan(5)	15,273,838	2.4%
Catherine R. Smith(6)	1,962,498	*
Sam Srivastava(7)	1,361,400	*
Robert J. Sheehy(8)	22,491,857	3.6%
Kedrick D. Adkins Jr(9)	292,500	*
Naomi Allen(10)	292,500	*
Linda Gooden(11)	157,500	*
Jeffery R. Immelt(12)	456,762	*
Manuel Kadre(13)	771,250	*
Steve Kraus(2)	—	*
Mohamad Makhzoumi(1)(14)	262,123,444	41.7%
Matthew G. Manders	—	*
Adair Newhall(15)	273,322	*
Andrew Slavitt(16)	7,496,292	*
ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (14 persons)	312,953,163	49.8%
*	Indicates beneficial ownership of less than 1%.
(1)
As reported in Schedule 13D as amended with the SEC through January 26, 2022. Based on such 13D filings, consists of 107,041,762 shares of common stock held by New Enterprise Associates 15, L.P., or NEA 15, 3,494,244 shares of common stock held by NEA 15 Opportunity Fund, L.P., or NEA 15 OF, 47,925,199 shares of common stock held by New Enterprise Associates 16, L.P., or NEA 16, and 40,471,755 shares of common stock held by New Enterprise Associates 17, L.P., or NEA 17, 25,817,487 shares of common stock held by NEA BH SPV, L.P., or BH SPV, and 9,891,858 shares of common stock held by NEA BH SPV, II L.P., or BH SPV II. 75,000 shares of Series A Convertible Perpetual Preferred Stock held by NEA 17 are included on an as converted basis of 16,488,682 shares and 125,000 shares of Series A Convertible Perpetual Preferred Stock held by NEA 18 Venture Growth Equity, L.P., NEA 18 VGE, are included on an as converted basis of 27,481,137 shares. The shares directly held by NEA 15 are indirectly held by NEA Partners 15, L.P., or NEA Partners 15, the sole general partner of NEA 15, NEA 15 GP, LLC, or NEA 15 LLC, the sole general partner of NEA Partners 15 and each of the individual managers of NEA 15 LLC. The individual managers, or collectively, the NEA 15 Managers, of NEA 15 LLC are Forest Baskett, Anthony A. Florence, Jr., Mohamad Makhzoumi, Scott D. Sandell and Peter Sonsini. The NEA 15 Managers share voting and dispositive power with regard to the shares held by NEA 15. The shares directly held by NEA 15 OF are indirectly held by NEA Partners 15-OF, L.P., or NEA Partners 15-OF, the sole general partner of NEA 15 OF, NEA 15 LLC, the sole general partner of NEA Partners 15-OF and each of the NEA 15 Managers. The NEA 15 Managers share voting and dispositive power with regard to the shares held by NEA 15 OF. The shares directly held by NEA 16 are indirectly held by NEA Partners 16, L.P., or NEA Partners 16, the sole general partner of NEA 16, NEA 16 GP, LLC, or NEA 16 LLC, the sole general partner of NEA Partners 16 and each of the individual managers of NEA 16 LLC. The individual managers, or collectively, the NEA 16 Managers, of NEA 16 LLC are Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Jr., Mohamad Makhzoumi, Scott D. Sandell, Paul Walker, and Peter Sonsini. The NEA 16 Managers share voting and dispositive power with regard to the shares held by NEA 16. The shares directly held by NEA 17 are indirectly held by NEA Partners 17, L.P., or NEA Partners 17, the sole general partner of NEA 17, NEA 17 GP, LLC, or NEA 17 LLC, the sole general partner of NEA Partners 17 and each of the individual managers of NEA 17 LLC. The individual managers, or collectively, the NEA 17 Managers, of NEA 17 LLC are Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Jr., Liza Landsman, Edward Mathers, Mohamad Makhzoumi, Scott D. Sandell, Paul Walker, Rick Yang, and Peter Sonsini. The NEA 17 Managers share voting and dispositive power with regard to the shares held by NEA 17. The shares directly held by NEA 18 VGE are indirectly held by NEA Partners 18 VGE, L.P., or NEA Partners 18 VGE, the sole general partner of NEA 18 VGE, NEA 18 VGE GP, LLC, or NEA 18 VGE LLC, the sole general partner of NEA Partners 18 VGE and each of the individual managers of NEA 18 VGE LLC. The individual managers, or collectively, the NEA 18 VGE Managers, of NEA 18 VGE LLC are Ali Behbahani, Carmen Chang, Anthony A. Florence, Jr., Liza Landsman, Edward Mathers, Mohamad Makhzoumi, Scott D. Sandell, Paul Walker, Rick Yang, and Peter Sonsini. The NEA 18 VGE Managers share voting and dispositive power with regard to the shares held by NEA 18 VGE. The shares directly held by BH SPV are indirectly held by NEA BH SPV GP, LLC or SPV LLC, the sole general partner of BH SPV, and each of the NEA 17 Managers. The NEA 17 Managers share voting and dispositive power with regard to the shares held by BH SPV. The shares directly held by BH SPV II are indirectly held by SPV LLC, the sole general partner of BH SPV II, and each of the NEA 17 Managers. The NEA 17 Managers share voting and dispositive power with regard to the shares held by BH SPV II. Mr. Makhzoumi, a member of our Board, has no dispositive power with regard to any shares held by NEA Ventures. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for the above referenced entities is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.
(2)
As reported in Schedule 13G filed with the SEC on February 15, 2022. Based on such 13G filing, consists of (i) 35,891,982 shares of common stock held by Bessemer Venture Partners IX L.P., or Bessemer IX, (ii) 28,754,955 shares of common stock held by Bessemer Venture Partners IX Institutional L.P., or Bessemer Institutional, (iii) 2,090,325 held by Bessemer Venture Partners Century Fund L.P., or Bessemer Century, (iv) 13,189,833 shares of common stock held by Bessemer Venture Partners Century Fund Institutional L.P., or Bessemer Century Institutional and (v) 10,629 shares of common stock issuable held by 15 Angels II LLC, or 15 Angels (together with Bessemer IX, Bessemer Institutional, Bessemer Century and Bessemer Century institutional, the “Bessemer Entities”). The sole member of 15 Angels is Bessemer Venture Partners VIII Institutional L.P., or Bessemer VIII Institutional. Deer VIII & Co. L.P., or Deer VIII L.P. is the general partner of Bessemer VIII Institutional. Deer VIII & Co. Ltd., or Deer VIII Ltd., is the general partner of Deer VIII L.P. Deer IX & Co. L.P., or Deer IX L.P., is the general partner of Bessemer IX and Bessemer Institutional. Deer IX & Co. Ltd., or Deer IX Ltd., is the general partner of Deer IX L.P. Deer X & Co. L.P., or Deer X L.P., is the general partner of Bessemer Century and Bessemer Century Institutional. Deer X & Co. Ltd., or Deer X Ltd., is the general partner of Deer X L.P. Pursuant to a proxy arrangement between Deer X L.P. and Deer IX L.P., Deer IX L.P., its general partner Deer IX Ltd., and the directors of Deer IX Ltd. make voting decisions with respect to the shares of the Company held by Bessemer Century and Bessemer Century Institutional. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(3)
As reported in Schedule 13D/A filed with the SEC on October 8, 2021. Based on such 13D/A filing, consists of (i) 5,358,000 shares of common stock held by Greenspring Global Partners VII-A, L.P., (ii) 516,912 shares of common stock held by Greenspring Global Partners VII-C, L.P., (iii) 21,059,052 shares of common stock held by Greenspring Opportunities IV, L.P., (iv) 2,290,572 shares of common stock held by Greenspring Master G, L.P., (v) 2,212,572 shares of common stock held by Greenspring SPV VII, L.P., (vi) 8,246,418 shares of common stock held by AU Special Investments, L.P., (vii) 3,305,300 shares of common stock held by Greenspring Opportunities VI, L.P., (viii) 188,884 shares of common held by Greenspring Opportunities VI-D, L.P. (ix) 418,221 shares of common stock held by Greenspring SPV VII-E, L.P, (x) 969,477 shares of common stock held by Greenspring Opportunities V, L.P. and (xi) 85,529 shares of common stock held by Greenspring Opportunities V-D, L.P. Greenspring Associates, LLC (“Greenspring”) is the investment manager of several direct shareholders of Bright Health Group, Inc., including Greenspring Global Partners VII-A, L.P., Greenspring Global Partners VII-C, L.P., AU Special Investments, L.P., Greenspring Opportunities IV, L.P, Greenspring Opportunities VI, L.P., Greenspring Opportunities VI-D, L.P., Greenspring Master G, L.P., Greenspring SPV VII, L.P., Greenspring SPV VII-E, L.P., Greenspring Opportunities V, L.P., and Greenspring V-D, L.P. (collectively, the “Greenspring Funds”). Greenspring has voting, investment and dispositive power over the shares held by the Greenspring Funds pursuant to each Greenspring Fund’s limited partnership agreement and certain investment management agreements to which Greenspring and such Greenspring Funds are parties. The address for Greenspring and the Greenspring Funds is 100 Painters Mill Road, Suite 700, Owings Mills, MD 21117.

(4)	The number of shares reported includes shares covered by options that are exercisable within 60 days.
(5)
Consists of (i) 11,673,838 options held by Mr. Mikan that are exercisable within 60 days of March 16, 2022 and (ii) 3,600,000 options held by Mikan Family Enterprise, LLC that are exercisable within 60 days of March 16, 2022.

(6)
Consists of (i) 142,623 shares of common stock and 919,875 options held by Ms. Smith that are exercisable within 60 days of March 16, 2022, and (ii) 900,000 shares of common stock held by The Smith Family Grantor Retained Annuity Trust. Catherine R. Smith and Ryan T. Smith are the sole trustees of The Smith Family Grantor Retained Annuity Trust and have voting and investment power over the shares of common stock held by The Smith Family Grantor Retained Annuity Trust.

(7)	Consists of (i) 620,928 shares of common stock and (ii) 740,472 options that are exercisable within 60 days of March 16, 2022.

(8)
Consists of (i) 2,436,621 options that are exercisable within 60 days of March 16, 2022 held by Mr. Sheehy, (ii) 20,055,236 shares of common stock held by the Robert J. Sheehy Revocable Trust. Robert J. Sheehy is the sole trustee of the Robert J. Sheehy Revocable Trust and has voting and investment power over the shares of common stock and Series A preferred stock held by the Robert J. Sheehy Revocable Trust.

(9)	Consists of 292,500 options that are exercisable within 60 days of March 16, 2022.
(10)	Consists of 292,500 options that are exercisable within 60 days of March 16, 2022.
(11)	Consists of 157,500 options that are exercisable within 60 days of March 16, 2022.
(12)	Consists of (i) 198,012 shares of common stock and (ii) 258,750 options that are exercisable within 60 days of March 16, 2022.
(13)
Consists of (i) 350,000 shares of common stock, (ii) 191,250 options that are exercisable within 60 days of March 16, 2022, (iii) 230,000 shares of common stock held by the Kadre Family Partnership, L.P. of which Mr. Kadre is the general partner.

(14)
Consists of shares held by NEA 15, NEA 15 OF, NEA 16, NEA 17, NEA 18 VGE, BH SPV and BH SPV II described under footnote (1), over which Mr. Makhzoumi shares voting and dispositive power. Mr. Makhzoumi has no voting or dispositive power with regard to any shares held by NEA. In addition, Mr. Makhzoumi disclaims beneficial ownership of above-referenced shares held by entities affiliated with NEA described in footnote (1) except to the extent of his actual pecuniary interest therein.

(15)
Consists of (i) 48,694 shares of common stock held by The 2016 Adair Newhall Trust in respect of which Mr. Newhall is one of three trustees, (ii) 129,786 shares of common stock issuable upon conversion of the Series D preferred stock and 14,031 shares of common stock issuable upon conversion of the Series E preferred stock, in each case, held by Greenspring SPV VII, L.P., and (ii) 80,811 shares of common stock issuable upon conversion of the Series E preferred stock held by Greenspring SPV VII-E, L.P., in each case, as described under footnote (3), through which Mr. Newhall holds an investment. Mr. Newhall is a Partner of Greenspring Associates, LLC.

(16)
Consists of (i) 166,887 shares of common stock, (ii) 186,936 options that are exercisable within 60 days of March 16, 2022 and (ii) 450,000 shares of common stock held by Slavitt Holdings LLC. Mr. Slavitt is the sole manager and member of Slavitt Holdings LLC and has voting and investment power over the shares of common stock held by Slavitt Holdings LLC. Also includes 2,454,972 shares held by Town Hall Ventures II LP and 4,237,497 shares held by Town Hall Ventures LP, in respect of each of which Mr. Slavitt serves as a managing member and its General Partner. Mr. Slavitt disclaims beneficial ownership over the shares held by the Town Hall entities except to the extent of his pecuniary interest therein.

AUDIT COMMITTEE MATTERS
FEES BILLED BY DELOITTE & TOUCHE LLP
The Audit Committee has direct oversight of the independent registered public accounting firm that audits our financial statements, including their appointment, compensation and evaluation. The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2021 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by Deloitte & Touche LLP for the years ended December 31, 2021 and 2020:
	2021	2020
Audit Fees(1)	$3,369,550	$628,649
Audit-Related Fees(2)	$490,021	$1,177,985
Tax Fees(3)	$60,375	$—
Total	$3,919,946	$1,806,634
(1)
The Audit fees listed above for 2021 were billed in connection with the audit of our annual consolidated financial statements in our 2021 Annual Report, the reviews of our interim consolidated financial statements included in our quarterly reports on Forms 10-Q and other professional services related to our statutory audits and IPO, including in relation to our registration statement on Form S-1. The Audit fees for 2020 were billed in connection with the audit of our audited consolidated financial statements and other professional services related to our statutory audits.

(2)	Audit-Related fees listed above include due diligence services for acquisitions during 2021 and 2020.
(3)	Tax fees listed above consist of professional fees primarily for tax compliance services.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Bright Health management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services, regardless of cost, to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the registered public accounting firm’s independence. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer or the Chief Accounting Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the Public Company Accounting Oversight Board (“PCAOB”)’s rules on registered public accounting firm independence.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.
The Audit Committee approved all services provided by Deloitte & Touche LLP in 2021.
CHANGE IN CERTIFYING ACCOUNTANT
On August 13, 2020, RSM US LLP was notified of its dismissal as the Company’s independent registered public accounting firm, effective upon completion of RSM US LLP’s audit report on the Company’s consolidated financial statements as of December 31, 2019 and 2018, and for the two years ended December 31, 2019. The Company’s Board participated in and approved the decision to change independent registered public accounting firms.

RSM US LLP’s audit report on the Company’s consolidated financial statements as of December 31, 2019 and 2018, and for the two years ended December 31, 2019 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.
For the audits of the fiscal year ended December 31, 2016 through the interim periods preceding the effective date of RSM US LLP’s dismissal, (i) there were no disagreements between the Company and RSM US LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM US LLP, would have caused RSM US LLP to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
Subsequent to RSM US LLP’s dismissal, Deloitte & Touche LLP was appointed by the Board on August 13, 2020 to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2020.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors (as defined by the NYSE Listing Standards) and since its formation in connection with our IPO in June 2021, met five times in 2021. Our Audit Committee operates under a written charter, which is posted on our website at www.brighthealthgroup.com. As provided in the charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:
•	reviewed and discussed the audited financial statements for the year ended December 31, 2021 with our management;
•	discussed with our independent auditors, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•
received the written disclosures and the letter from the Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by:
Kedrick Adkins, Chair
Linda Gooden
Manny Kadre
Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Audit Committee Report is not incorporated into any such filings.

OTHER MATTERS
Availability of SEC Filings, Code of Conduct and Committee Charters
Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.investors.brighthealthgroup.com, or may be requested in print, at no cost, by email at IR@brighthealthgroup.com or by mail at Bright Health Group, Inc., 8000 Norman Center Drive, Suite 1200, Minneapolis, Minnesota 55437, Attention: Investor Relations.
Where to Find Additional Information
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is www.brighthealthgroup.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
Cost of Proxy Solicitation
Bright Health is paying the expenses of this solicitation. Bright Health will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Bright Health will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Bright Health may solicit proxies in person or by telephone, facsimile, email or other similar means.
Incorporation by Reference
The Audit Committee Report and Compensation and Human Capital Committee Report contained herein shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein. In addition, we are not including any information contained on or available through our corporate website or any other website that we may maintain as part of, or incorporating such information by reference into, this Proxy Statement.

BRIGHT HEALTH GROUP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/12/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting Go to **www.virtualshareholdermeeting.com/BHG2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/12/2022. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Withhold
1a. Naomi Allen	☐	☐
1b. Matthew G. Manders	☐	☐
1c. Adair Newhall	☐	☐
1d. Andrew Slavitt	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000546960_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

BRIGHT HEALTH GROUP, INC.
Annual Meeting of Stockholders
May 13, 2022 at 8:00 AM, Central Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints G. Mike Mikan, Catherine R. Smith and Jeff Craig, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/BHG2022 at 8:00 AM, CDT on May 13, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000546960_2 R1.0.0.24

Continued and to be signed on reverse side